As filed with the Securities & Exchange Commission on May 16, 2005

Registration Number:  333-120120-01

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM SB-2 - Amendment No. 1

 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 BINGO.COM, LTD.

(Name of small business issuer in its charter

Anguilla, B.W.I. (State or jurisdiction of incorporation or organization)	2300 (Primary Standard Industrial Classification Code Number)	98-0206369 (I.R.S. Employer Identification No.)

Spencer House, Box 821

The Valley, Anguilla, B.W.I.

Telephone:  (264) 497-8129

(Address and telephone number of principal executive offices)

Spencer House, Box 821

The Valley, Anguilla, B.W.I.

(Address of principal place of business or intended principal place of business)

 Gerald R. Tuskey, Personal Law Corporation

Suite 1000, 409 Granville Street

Vancouver, B.C.

V6C 1T2   Canada

(604) 681-9588

(Name, Address and telephone number of agent for service)

Approximate date of proposed sale to the public:            As soon as practicable after the effective date of this   registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [___]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [___]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [___]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    [___]

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to Be Registered	Dollar Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, No Par Value	2,467,314 shares	$0.75	$1,850,485.50	$217.80

(1)       The offering price per share for the selling shareholders was estimated solely for the purpose of calculating the registration fee under Rule 457 of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENTS SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PART I - INFORMATION REQUIRED IN PROSPECTUS

The information in this prospectus is not complete and may be changed.  Our selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

BINGO.COM, LTD.

(the "Company", the "Registrant" or "Bingo.com, Ltd.")

2,467,314 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 2,467,314 shares of our common stock by the selling shareholders listed in this prospectus.  1,339,667 shares were acquired by the selling shareholders in an April 7, 2005, private placement.  747,647 shares and 380,000 shares were acquired on exercise of a convertible debenture and warrant, respectively.  These shares may be sold by the selling shareholders from time-to-time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

The distribution of the shares by the selling shareholders is not subject to any underwriting agreement.  We will receive none of the proceeds from the sale of the shares by the selling shareholders.  We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling shareholders will borne by them.

Our common stock is quoted on the OTC Bulletin Board under the symbol "BNGOF".  The closing price for shares of our common stock on May 13, 2005, was $1.41 per share on the OTC Bulletin Board.

This offering will expire 24 months from the effective date of this prospectus.

__________________________________________

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH

DEGREE OF RISK.  PLEASE CAREFULLY REVIEW THE SECTION TITLED

"RISK FACTORS" BEGINNING ON PAGE 6.

___________________________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

__________________________________________

The date of this prospectus is May 16, 2005.

IN CONSIDERING THE ACQUISITION OF THE COMMON STOCK DESCRIBED IN THIS PROSPECTUS, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS.  THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE OFFERS AND SALES WOULD BE UNLAWFUL.  THE INFORMATION CONTAINED IN THIS PROSPECTUS IS COMPLETE AND ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES OF COMMON STOCK.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5
RISK FACTORS	5
USE OF PROCEEDS	13
DETERMINATION OF OFFERING PRICE	13
DILUTION	14
DIVIDEND POLICY	14
SELLING SHAREHOLDERS	14
PLAN OF DISTRIBUTION	15
DESCRIPTION OF PROPERTY	16
DESCRIPTION OF BUSINESS	16
LEGAL PROCEEDINGS	24
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	24
EXECUTIVE COMPENSATION	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.	29
DESCRIPTION OF SECURITIES	29
INTEREST OF NAMED EXPERTS AND COUNSEL	30
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.	30
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	30
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	35
INDEPENDENT PUBLIC ACCOUNTANTS	36
FINANCIAL STATEMENTS	37
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	69
AVAILABLE INFORMATION	69
INDEMNIFICATION OF DIRECTORS AND OFFICERS	69
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	69
RECENT SALES OF UNREGISTERED SECURITIES	70
EXHIBITS	71
UNDERTAKINGS	71

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled "Risk Factors," regarding us and the common stock being sold in this offering.  Unless the context otherwise requires, "we," "our," "us" and similar phrases refer to Bingo.com, Ltd.

Our Company

Our company, Bingo.com, Ltd., was incorporated on September 30, 2004 under the International Business Companies Act of Anguilla, B.W.I.  From the date of its incorporation until April 5, 2005, our company existed solely as a wholly-owned subsidiary of Bingo.com, Inc., a publicly traded, Florida incorporated company.  On April 6, 2005, our company merged with its parent company, Bingo.com, Inc. and our company was the surviving corporation of the merger.  Our company assumed all of the assets and liabilities of Bingo.com, Inc. upon the effective date of the merger.  The management team, assets, liabilities and business of Bingo.com, Inc. became the management team, assets, liabilities and business of our company upon the effective date of the merger.  The principal reason for our merger with Bingo.com, Inc. was to facilitate the re-incorporation of Bingo.com, Inc. under the International Business Companies Act of Anguilla, B.W.I.

Our registered offices are located at Spencer House, Box 821, The Valley, Anguilla, British West Indies. Our telephone number is (264) 497-8129.

We have not been involved in any bankruptcy, receivership or similar proceedings.

All dollar amounts in this prospectus are U.S. dollars.

The Offering

Presently Outstanding Number of Shares:	26,594,603
Securities being registered:	2,467,314 shares of common stock held by existing shareholders.
Securities Issued:	The 2,467,314 shares of common stock to be registered under this prospectus are already issued and may be sold by existing shareholders.
Use of Proceeds:	We will not receive any proceeds from the sale of shares sold by the selling shareholders.
OTC Bulletin Board Symbol:	BNGOF

Expiration Date

This offering will expire 24 months from the effective date of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus and any other filings we make with the SEC in the future before investing in our common stock.  If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  The value of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history and a history of losses and expect future losses, and there can be no assurances that we will achieve and sustain profitability.

We have incurred significant net losses and negative cash flow from operations since our inception.  We incurred net losses of ($968,708) in fiscal 2002, ($235,491) in fiscal 2003 and ($71,640) in fiscal 2004.  As of December 31, 2004, we had an accumulated deficit of $9,481,374, and during the year ended December 31, 2004, we provided cash of $190,884 in operating activities (in 2003 - provided cash of $58,749 and 2002 - used cash of $95,275).  Although we reduced our operating costs and our cash utilization rate significantly and increased our revenues during the 2004 and 2003 fiscal years, we will continue to incur sales and marketing and general and administrative expenses in the future.  As a result, we may incur losses in the future and will need to generate higher revenues in order to achieve sustainable profitability.

We may not be able to generate sufficient revenue to entirely support our operations in fiscal 2005 due to a number of factors including, among others:

-           the cost of promoting and marketing our bingo portal;

-           the general demand for online advertising may decrease, as may advertising rates, which would impact our advertising revenue;

-           the costs associated with developing our software and technologies, installing equipment and expanding our facilities;

-           the costs associated with hiring and retaining experienced management and staff for our operations.

-           the impact of government legislation on our advertisers and any potential traditional bingo for cash site.

We are subject to risks and challenges frequently encountered by early stage companies engaged in early stage enterprises and Internet commerce.

We face risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development that may be using new and unproven business models, particularly companies engaged in Internet commerce.

These risks include:

-           our revenue forecasts may be incorrect because of our limited experience selling our products and services;

-           our ability to generate revenues will depend on selling advertising and providing bingo games for cash on a website focused on bingo entertainment;

-           as our business grows and the expectations of our customers increase, we must develop and upgrade our infrastructure, including internal controls, transaction processing capacity, data storage and retrieval systems and website to remain competitive.  We may not have the capital resources to do so;

-           we compete with a number of larger competitors, such as Electronic Arts (Pogo.com) and Yahoo!, with greater financial, capital, technical, marketing and human resources and experience than us;

-           we may not be able to continue to offer new and exciting content that is attractive and compelling to existing users;

-           our business is dependent upon the Internet for commerce and growth;

-           general economic conditions could change and adversely affect our business.

We are substantially dependent on third parties for most aspects of our business.

We have chosen to pursue a strategy whereby we have outsourced many of our mission-critical business functions, including website hosting, and serving, and web server collocation.  Most of these functions are performed by a limited number of small companies.  As a result, we face increased risk that our business could be interrupted by the failure of any one of our key vendors or suppliers, and such an interruption could have a material impact on our financial position and results of operations.

We will need additional capital to continue to operate our business.

We have just recently achieved profitable operations but are not ensured of a long-term source of consistent and reliable revenue.  As of December 31, 2004 we had $74,032 in cash (December 31, 2003, $34,046).  Although our cash flow is improving, we may need to obtain additional financing to grow our operations for the duration of 2005.  The Company is constantly looking for new sources of revenue that will help fund our business.  There can be no assurances that this will be achieved.

If we successfully raise additional funds through the issuance of debt, we will be required to service that debt and are likely to become subject to restrictive covenants and other restrictions contained in the instruments governing that debt, which may limit our operational flexibility.  We raised $1,004,750 on April 7, 2005, via a private placement of our securities under Regulation S.  If we raise additional funds through further issuances of equity securities, then those securities may have rights, preferences or privileges senior to the rights of holders of our common stock, and holders of our common stock will experience dilution.

We cannot be certain that such additional debt or equity financing will be available to us on favorable terms when required, or at all.  If we cannot raise funds in a timely manner, or on acceptable terms, we may not be able to promote our brand, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unexpected requirements, and we may be required to reduce or limit operations.

If our key personnel leave the Company, our ability to succeed will be adversely affected

The future success of the Company will depend on certain key management, marketing, sales and technical personnel.  We are currently dependent on our President and Chief Executive Officer, T. M. Williams, for the success of the business.  We also rely upon consultants and advisors who are not employees.  The loss of key personnel could have a material adverse effect on our operations.  We do not maintain key-man life insurance on any of our key personnel.  The inability to attract, retain and motivate highly skilled personnel required for expansion of operations and development of technologies could adversely affect our business, financial condition and results of operations.  We cannot assure you that we will be able to retain our existing personnel or attract additional, qualified persons when required and on acceptable terms.

The effect of the proposed "Unlawful Internet Gambling Funding Prohibition Act".

During the 2003 fiscal year, the House Judiciary Committee of the US Government approved HR21 "Unlawful Internet Gambling Funding Prohibition Act".  This bill creates a new crime of accepting financial instruments, such as credit cards or electronic fund transfers, for debts incurred in illegal Internet gambling.  The bill enables state and federal Attorneys General to request that injunctions be issued to any party, such as financial institutions and Internet Service Providers, to assist in the prevention or restraint of illegal Internet gambling.  This bill still needs to be ratified by the Senate before it becomes passed as law.  Many of our advertisers and the Company will be affected by this bill and therefore the Company's revenue stream may be affected.

The effect of United States Government Action against Websites publishing advertising for Internet gambling operators.

Current anti-Internet gambling sentiment in the United States appears to be expanding to include taking action against "publisher" websites based in the United States.  Any website which accepts advertising from Internet gambling websites is potentially at risk.  In 2003, the United States government started a grand jury investigation, led by the United States attorney's office in St. Louis, to look into American companies working with offshore casinos.  In April 2004, United States marshals seized approximately $3 million in advertising proceeds paid by an offshore casino to Discovery Networks under an "aiding and abetting" legal theory.  Many of our advertisers will be affected by this bill and therefore the Company's revenue stream may be affected.

We have capacity constraints and system development risks that could damage our customer relations or inhibit our possible growth, and we may need to expand our management systems and controls quickly, which may increase our cost of operations

Our success and our ability to provide high quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications systems and the computers and communication systems of our third party vendors in order to accommodate any significant numbers or increases in the numbers of consumers and advertisers using our service.  Our success also depends upon our and our vendors' abilities to rapidly expand transaction-processing systems and network infrastructure without any systems interruptions in order to accommodate any significant increases in use of our service.

We and our service providers may experience periodic systems interruptions and infrastructure failures, which we believe will cause customer dissatisfaction and may adversely affect our results of operations.  Limitations of technology infrastructure may prevent us from maximizing our business opportunities.

We cannot assure you that our and our vendors' data repositories, financial systems and other technology resources will be secure from security breaches or sabotage, especially as technology changes and becomes more sophisticated.  In addition, many of our and our vendors' software systems are custom-developed and we and our vendors rely on employees and certain third-party contractors to develop and maintain these systems. If certain of these employees or contractors become unavailable, we and our vendors may experience difficulty in improving and maintaining these systems.  Furthermore, we expect that we and our vendors may continue to be required to manage multiple relationships with various software and equipment vendors whose technologies may not be compatible, as well as relationships with other third parties to maintain and enhance their technology infrastructures.  Failure to achieve or maintain high capacity data transmission and security without system downtime and to achieve improvements in their transaction processing systems and network infrastructure could have a materially adverse effect on our business and results of operations.

Increased security risks of online commerce may deter future use of our website, which may adversely affect our ability to generate revenue

Concerns over the security of transactions conducted on the Internet and the privacy of consumers may also inhibit the growth of the Internet and other online services generally, and online commerce in particular.  Failure to prevent security breaches could significantly harm our business and results of operations.  We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms used to protect our transaction data.  Anyone who is able to circumvent our or our vendors' security measures could misappropriate proprietary information, cause interruptions in our operations or damage our brand and reputation.  We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches.  Any well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, which would have a material adverse effect on our business.

We face the risk of system failures, which would disrupt our operations

A disaster could severely damage our business and results of operations because our services could be interrupted for an indeterminate length of time.  Our operations depend upon our ability to maintain and protect our computer systems.

Our systems and operations are vulnerable to damage or interruption from fire, floods, earthquakes, hurricanes, power loss, telecommunications failures, break-ins, sabotage and similar events.  The occurrence of a natural disaster or unanticipated problems at our principal business headquarters or at a third-party facility could cause interruptions or delays in our business, loss of data or render us unable to provide our services.  In addition, failure of a third-party facility to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could cause interruptions in our service.  The occurrence of any or all of these events could adversely affect our reputation, brand and business.

We face risks of claims from third parties for intellectual property infringement that could adversely affect our business

Our services operate in part by making Internet services and content available to our users.  This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with third parties.  These claims might, for example, be made for defamation, negligence, copyright, trademark or patent infringement, personal injury, invasion of privacy or other legal theories.  Any claims could result in costly litigation and be time consuming to defend, divert management's attention and resources, cause delays in releasing new or upgrading existing services or require us to enter into royalty or licensing agreements.

Litigation regarding intellectual property rights is common in the Internet and software industries.  We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps.  There can be no assurance that our services do not or will not in the future infringe the intellectual property rights of third parties.  Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.  A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could adversely affect our business.

Our success and ability to compete are substantially dependent upon our technology and data resources, which we intend to protect through a combination of patent, copyright, trade secret and/or trademark law.  We currently have no patents or trademarks issued to date on our technology and there can be no assurances that we will be successful in securing them when necessary.

We may not be able to protect our Internet domain name, which is important to our branding strategy

Our Internet domain name, www.bingo.com, is an extremely important part of our business. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names.  The regulation of domain names in the United States and in foreign countries may be subject to change.  Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.  As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business.  Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear.  Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.  Third parties have acquired domain names that include "bingo" or variations thereof both in the United States and elsewhere, which may result in an erosion of our user base.

If we are unable to maintain our popularity with third party Search engines then our customer base, and therefore, our advertising revenue will not continue to grow.

Due to our limited capital we do not run large advertising campaigns.  We are, therefore, reliant on third party Search engines such as Google and Yahoo! to provide prospective customers with links to facilitate traffic to www.bingo.com. Historically, the Company's Website has been listed first when users have searched for the word "bingo" on many third party search engines.  This ranking continues today but, given the increasing competition for rankings, including the trend towards paid rankings, there can be no guarantees that the Company's Website will continue to maintain such a ranking.  The high ranking levels that the Company's Website has maintained has resulted in Bingo.com obtaining between 800 to 1200 new registrations per day which, is highly attractive to our advertisers.  We believe that these search engines are important in order to facilitate broad market acceptance of our service and thus enhance our sales.  We continue to look for new methods to optimize our ranking position with various Internet Search Engines, including the maintenance of reciprocal links with complementary third party sites.

Our financial position and results of operations will vary depending on a number of factors, most of which are out of our control

We anticipate that our operating results will vary widely depending on a number of factors, some of which are beyond our control.  These factors are likely to include:

-           demand for our online services by registered users, advertisers and consumers;

-           prices paid by advertisers using our service, which fluctuate with the changing market;

-           costs of attracting consumers to our website, including costs of receiving exposure on third-party websites and advertising costs;

-           costs related to forming strategic relationships;

-           loss of strategic relationships;

-           our ability to significantly increase our distribution channels;

-           competition from companies offering same or similar products and services and from companies with much deeper financial, technical, marketing and human resources;

-           the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

-           costs and delays in introducing new services and improvements to existing services;

-           changes in the growth rate of Internet usage and acceptance by consumers of electronic commerce;

-           changes and introduction of new software e.g. Pop up blockers;

Risks Related to Our Industry

If we are unable to meet the changing needs of our industry, our ability to compete will be adversely affected

We operate in an intensely competitive industry.  To remain competitive, we must be capable of enhancing and improving the functionality and features of our online services.  The Internet portal, the online advertising industry and the Internet gaming industry are rapidly changing.  If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing services, technology and systems may become obsolete.  There can be no assurances that we will be successful in responding quickly, cost effectively and adequately to new developments or that funds will be available to respond at all.  Any failure by us to respond effectively would significantly harm our business, operating results and financial condition.

Our future success will depend on our ability to accomplish the following:

-           license and develop leading technologies useful in our business;

-           develop and enhance our existing products and services;

-           develop new services and technologies that address the increasingly sophisticated and varied needs of prospective consumers; and

-           respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

Developing Internet services and other proprietary technology entails significant technical and business risks, as well as substantial costs.  We may use new technologies ineffectively, or we may fail to adapt our services, transaction processing systems and network infrastructure to user requirements or emerging industry standards.  If our operations face material delays in introducing new services, products and enhancements, our users may forego the use of our services and use those of our competitors.  These factors could have a material adverse effect on our financial position and results of operations.

If our web portal is unable to achieve and maintain a critical mass of registered users, advertisers and consumers, we may be unable to sell advertising or to generate revenue

The success of our web portal is dependent upon achieving significant market acceptance of our site by registered users, advertisers and consumers.  Internet advertising in general is at an early stage of development and most potential advertisers have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising.  Our competitors and potential competitors may offer more cost-effective advertising solutions, which could damage our business.  In addition, our website may not achieve significant acceptance by registered users and consumers.  Failure to achieve and maintain a critical mass of registered users; advertisers and consumers would seriously harm our business.

Our business may be subject to government regulation and legal uncertainties that may increase the costs of operating our web portal, limit our ability to sell advertising, or interfere with future operations of the Company

There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet.  Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement.  Such legislation could expose the Company to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require the Company to incur significant expenses in complying with any new regulations.

The applicability to the Internet of existing laws governing issues such as gambling, property ownership, copyright, defamation, obscenity and personal privacy is uncertain.  The Company may be subject to claims that our services violate such laws.  Any new legislation or regulation in the United States, Canada or abroad or the application of existing laws and regulations to the Internet could damage our business.  In addition, because legislation and other regulations relating to online games vary by jurisdiction, from state to state and from country to country, it is difficult for us to ensure that our players are accessing our portal from a jurisdiction where it is legal to play our games.  We therefore, cannot ensure that we will not be subject to enforcement actions as a result of this uncertainty and difficulty in controlling access.

In addition, our business may be indirectly affected by our suppliers or customers who may be subject to such legislation.  Increased regulation of the Internet may decrease the growth in the use of the Internet or hamper the development of Internet commerce and online entertainment, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

Risks Associated With Our Common Stock

Our shares are considered Penny Stock and are subject to the Penny Stock rules, which may adversely affect your ability to sell your shares

Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving Penny Stock.  Subject to certain exceptions, a Penny Stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share.  We anticipate that our shares are deemed to be Penny Stock for the purposes of the Exchange Act.  The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of our shares and impede the sale of our shares in the secondary market.

Under the Penny Stock regulations, a broker-dealer selling Penny Stock to anyone other than an established customer or Accredited Investor (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.  In addition, the Penny Stock regulations require the broker-dealer to deliver, prior to any transaction involving a Penny Stock, a disclosure schedule prepared by the Commission relating to the Penny Stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the Penny Stock held in a customer's account and information with respect to the limited market in Penny Stocks.

Substantial sales of our common stock could cause our stock price to fall.

If our shareholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock could decline.  We have the following outstanding:

  26,594,603 shares of common stock, trading at $1.41 on May 13, 2005.

  200,000 warrants to purchase shares of common stock exercisable at $0.25.
  3,849,150 stock options to purchase shares of common stock with exercise prices ranging from $0.05 to $0.30.

Of the 26,594,603 outstanding shares, 13,144,478 shares are held under rule 144 of the Securities and Exchange Act of 1933 and are therefore not freely tradable.

We have not declared dividends and may never declare dividends, which may affect the value of your shares

We have never declared or paid any dividends on our common stock and do not expect to pay any dividends in the near future.

FORWARD LOOKING STATEMENTS

Included in this prospectus are "forward-looking" statements, as well as historical information.  Although we believe that the expectations reflected In these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled "Risk Factors."  Forward-looking statements include those that use forward-looking terminology, such as the words "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan," "will," "shall," "should," and similar expressions, including when used in the negative.  Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the "Risk Factors" section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors.  We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus.  We will receive none of the proceeds from the sale of the shares by the selling shareholders.  We will bear all expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling shareholders.  Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling shareholders.

DETERMINATION OF OFFERING PRICE

It is not currently possible to determine a price at which the shares being registered under this prospectus may be sold.  The private placement shares being registered were acquired by our shareholders at $0.75 per share on April 7, 2005.  The shares issued on conversion of the debenture and exercise of the warrant were issued at prices between $0.15 and $0.25 per share.  Future sales of the registered shares either through private transactions or the OTC Bulletin Board will be determined by market forces and the independent decisions of selling shareholders.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business.  We do not anticipate paying any cash dividends in the foreseeable future.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are registering a total of 2,467,314 common shares for possible future resale.  1,339,667 common shares being registered were issued to the selling shareholders on April 7, 2005, at $0.75 per share under Regulation S.  747,647 common shares being registered were issued to selling shareholders at $0.15 and $0.20 per share under conversion of a debenture and 380,000 common shares were issued to selling shareholders at $0.25 per share on exercise of an outstanding warrant.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of May 16, 2005.

To the best of our knowledge, the shareholders in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported.

Name and Address of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares being Registered by Selling Shareholder	Current Percent of Company Shares Owned	Relationship With Company Within Past 3 Years
Brian John Standing Berkshire, United Kingdom	None	890,247	3.35%	None
Virginia Anne Dowty Ballasalla, Isle of Man	None	118,700	0.45%	None
Norman Chow Vancouver, BC, Canada	25,000	118,700	0.54%	None
Ronald Asirwatham Kandy, Sri Lanka	None	66,667	0.25%	None
Peter Crossgrove Caledon, Ontario, Canada	None (1)	100,000	0.38%	Director
Nicholas W. Baxter Aberdeenshire, United Kingdom	None	66,667	0.25%	None
Susan Baxter Aberdeenshire, United Kingdom	None	66,667	0.25%	None
Gerald J. Shields Vancouver, B.C., Canada	None	40,000	0.15%	None
Gail Fish West Vancouver, B.C., Canada	None	33,333	0.13%	None
John Jardine West Vancouver, B.C., Canada	None	33,333	0.13%	None

T.A.B. Mills County Kilkenny, Ireland	None	50,000	0.19%	None
R. Bernadette Brissenden Toronto, Ontario, Canada	None	28,000	0.11%	None
Salim Jivraj Calgary, Alberta, Canada	None	25,000	0.09%	None
CanWest Trading Ltd. Vancouver, B.C., Canada	None	20,000	0.08%	None
Orville Brill Burnaby, B.C., Canada	None	100,000	0.38%	None
David Bajwa Richmond, B.C., Canada	12,500	40,000	0.20%	None
Kenneth M. Bolton Vancouver, B.C., Canada	None	50,000	0.19%	None
Nancy Vera Nixon Vancouver, B.C., Canada	None	50,000	0.19%	None
Pangea Capital Corp. Ltd. Nassau, Bahamas	None	150,000	0.56%	None
Equity Ventures Ltd. Hamilton, Bermuda	None	400,000	1.50%	None
Joseph Terek Surrey, B.C., Canada	None	20,000	0.08%	None

(1)    Mr. Crossgrove does not hold any shares in the Company. However the Company has granted Mr Crossgrove 750,000 stock options with exercise prices of between $0.05 and $0.30 per share.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock covered by this prospectus for the selling shareholders.  As used in this prospectus, "selling shareholders" includes the donees, transferees or others who may later hold the selling shareholders' interests.  The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The selling shareholders may, from time to time, sell all or a portion of their shares of common stock on the OTC Bulletin Board or on any national securities exchange or automated inter-dealer quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the current market price or at negotiated prices.  One or more underwriters on a firm commitment or best efforts basis may sell the shares of common stock directly or through brokers or dealers or in a distribution.  The methods by which the shares of common stock may be sold include:

-           a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block, as principal, to facilitate the transaction,

-            purchases by a broker or dealer, as principal, and resales by such broker or dealer for its account pursuant to this prospectus,

-           ordinary brokerage transactions and transactions in which the broker solicits purchasers or through market-makers,

-            transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the registration statement of which this prospectus is a part, and

-            privately-negotiated transactions.

In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold in transactions complying with that Rule, rather than pursuant to this prospectus.

For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares, or both.  We have advised the selling shareholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have informed them that they must deliver copies of this prospectus.  We are not aware, as of the date of this prospectus, of any agreements between any of the selling shareholders and any broker-dealers with respect to the sale of the shares of common stock covered by this prospectus.

DESCRIPTION OF PROPERTY

Office Premises

Our primary administrative, sales and marketing facility is located in leased space in Vancouver, British Columbia.  This facility occupies approximately 2,000 square feet.  We entered into a sublease arrangement on March 1, 2002, with a term of 43 months which ends September 29, 2005.  We are currently negotiating an extension of this lease.  The monthly rental is approximately $2,900 per month.  We believe that these facilities will be adequate to meet our requirements for the foreseeable future and that suitable additional space will be available if needed.  Other than described above, neither we, nor any of our subsidiaries presently own or lease any other property or real estate.

 DESCRIPTION OF BUSINESS

Business Development

History and Corporate Structure

The Company was originally incorporated in the State of Florida on January 12, 1987, under the name Progressive General Lumber Corp. ("PGLC') with an authorized share capital of 7,500 shares of common stock with a $1.00 par value per share.  PGLC was for the most part inactive until January 1999.

On July 17, 1998, PGLC filed Articles of Amendment and increased its authorized share capital to 50,000,000 common shares with a $0.001 par value per share.  The shares were also subject to a forward stock split by way of a stock dividend to increase the number of then issued and outstanding shares on a 200 shares for 1 share basis.

In January 1999, management of PGLC changed and the new management filed Articles of Amendment to the Articles of Incorporation of PGLC to amend the Articles of Incorporation and change the name of PGLC to Bingo.com, Inc. effective January 22, 1999.  Concurrent with the name change the Company acquired the use of the second level domain name bingo.com and embarked on its business strategy to become a leading online provider of bingo based games and entertainment.

In 1999, the Company raised an aggregate of $7,057,457 in capital, through the issuance of 8,916,668 shares through private placements.

On April 16, 2004, the debenture holders of Debenture "A" converted the principal into 10,000,000 shares of the Company at a rate of $0.125 per share.  Also on April 16, 2004, the debenture holders of

Debenture "A" converted the accrued interest of $400,667 into 2,003,334 shares of the Company at a rate of $0.20 per share.

On July 2, 2004, the debenture holders of Debenture "B" converted the principal into 966,667 shares of the Company at a rate of $0.15 per share.  Also on July 2, 2004, the debenture holders of Debenture "B" converted the accrued interest of $34,895 into 174,477 shares of the Company at a rate of $0.20 per share.

The Company conducts its business directly and through its wholly owned subsidiary English Bay Office Management Limited (previously Bingo.com (Canada) Enterprises Inc. ("English Bay").  English Bay was incorporated under the laws of British Columbia, Canada, on February 10, 1998 as 559262 B.C. Ltd. and changed its name to Bingo.com (Canada) Enterprises Inc. on February 11, 1999. It subsequently changed it name to English Bay Office Management Limited on September 8, 2003.

On August 15, 2002, the Company acquired 99% of the share capital of Bingo.com (UK) plc ("Bingo UK"). Bingo UK was incorporated under the laws of England and Wales on August 18, 2000, as CellStop plc. and changed its name to Bingo.com (UK) plc. on August 5, 2002.

On September 30, 2004, Bingo.com, Ltd. was incorporated in Anguilla, British West Indies for the purpose of moving the jurisdiction of our Company to Anguilla, B.W.I.  On April 6, 2005, Bingo.com, Inc. and Bingo.com, Ltd. merged with Bingo.com, Ltd. being the surviving corporation.  As a result of this merger, we are now an Anguillan corporation governed by the Anguilla International Business Companies Act.

On October 29, 2004, Bingo.com, N.V. was incorporated in Curacao, Netherlands Antilles for the purpose of holding and operating our computer servers and contracting for future world wide business.

The Company also maintains a number of inactive wholly-owned subsidiaries.  These include:

-           Bingo.com (Antigua), Inc., ("Bingo.com (Antigua") incorporated as an Antigua International Business Corporation on April 7, 1999 as Star Communications Ltd. and changed its name to Bingo.com. (Antigua), Inc. on April 21, 1999;

-           Bingo.com (Wyoming), Inc., incorporated in the State of Wyoming on July 14, 1999;

-           Bingo.com Acquisition Corp., incorporated in the State of Delaware on January 9, 2001.

All three of the inactive subsidiaries were incorporated to facilitate the implementation of business plans that the Company has since modified and refocused and consequently, there is currently no activity in these entities.

The Company's common shares are currently quoted on the National Association of Securities Dealers' Over-The-Counter Bulletin Board ("OTCBB") under the symbol "BNGOF".  We have not been subject to any bankruptcy, receivership or other similar proceedings.  All material, corporate initiatives not in the ordinary course of business undertaken in the last three years are discussed above under the heading "History and Corporate Structure".

Business of Our Company

Our Principal Products, Services and Their Markets

Our Company is in the business of developing and operating a bingo based web portal designed to provide a variety of free games and other forms of entertainment, including an online community, chat rooms, contests, sweepstakes, tournaments, and more.  Our Company envisions becoming the pre-eminent bingo-based web portal on the Internet, using its bingo.com domain name and incorporating a variety of games and content to attract and retain a large number of subscribers.  Our Company's existing website has attracted over 1,000,000 registered users and served over 3,000,000,000 bingo cards since its inception.  As there are a fixed number of bingo cards (3) per player per game, the total number of cards served provides a direct correlation to the number of games played (over 1,000,000,000) and a general indication of the levels of Internet traffic generated by our company's website.  The levels of Internet traffic have a direct impact on our company's revenues as, generally, the greater the Internet traffic, the greater the numbers of advertisements served.  Our Company intends to continue to build on this subscriber base to further develop its online presence.

Our Company generates revenue principally from the free website, which is supported by advertising revenue obtained by displaying advertisements on our web site and delivering advertisements to our players by email.

The free site provides content to our players in the form of free-to-play, multiplayer theme bingo games, such as Astrology Bingo, Cupid Bingo, Secret Garden Bingo, and the like, as well as online video poker, sweepstakes and slot machines.  We also offer our registered players other forms of entertainment such as fortune telling, chat rooms, and member profiles.

We intend to continue to build on the success of the existing free site by offering a greater depth and variety of content that we expect will hold subscribers and allow us to generate more revenue through advertising.  We also intend to add enhanced content available to users for a monthly subscription charge in order to further grow our revenue base.

We are actively looking at establishing a bingo for cash site.  We are following the change in regulations in the United Kingdom closely and in the future we intend to provide our players with the opportunity to play traditional bingo for cash.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements and Labor Contracts

Our Company does not own any patents, trademarks, franchises, concessions and is not a party to any royalty agreements or labor contracts.  We are a party to the following licensing agreements relating to our Bingo.com domain name.

On January 18, 1999, our Company purchased the exclusive right to use the domain name bingo.com from a then unrelated company Bingo, Inc., an Anguilla corporation, for (i) a $200,000 cash payment, (ii) 500,000 shares of our common stock (at a value of $2.00 per share) and (iii) an agreement to pay, on an ongoing basis, the Domain Name Purchase price amounting to 4% of our annual gross revenues, with a total minimum guaranteed Domain Name Purchase payment of $1,100,000 in the first three years of the 99 year period ended December 31, 2098.  During the year ended December 31, 2002, the agreement was amended so that the remaining Domain Name Purchase payments to the vendor are made monthly, based on 4% of the preceding month's gross revenue.  The value of the bingo.com domain name was based on factors such as the relationship of the name to our business, the ability for us to create a brand for our Website and portal based on the name, the ease of internet browser search ability of the domain name and the ability of visitors to our website to remember and associate the name with our website and portal.  We negotiated the terms of the domain name acquisition at arms' length, and we believe the consideration we paid for the name was reasonable.

During the year ended December 31, 2004, we made payments totaling $46,343 (2003 -$35,556) related to payments based on 4% of the preceding month's gross revenue as defined in the amended agreement. T. M. Williams, the President and Chief Executive Officer of the Company is the potential beneficiary of several discretionary trusts that hold approximately 80% of the shares of Bingo, Inc.

In January 1999, when our Company purchased the exclusive right to use the domain name "Bingo.com", Mr. T.M. Williams was not associated with our Company as an officer or a director or in any other capacity.  Mr. T.M. Williams was at arm's length to our company for the purposes of this transaction.  In April 2001 following our Company's acquisition of the right to use the domain name "Bingo.com", Mr. T.M. Williams joined our company as a Director and in September 2001, became President, Chief Executive Officer and Chairman and has provided the primary managerial guidance for our Company since that time.  Mr. T.M. Williams is actively involved on a daily basis with our Company's operations.

Business Overview

We aim to become the leading online provider of bingo based games and entertainment.  We intend to leverage the worldwide popularity of bingo with he growth of the Internet to become the premier bingo portal.

We are in the business of developing and operating an entertainment and service based website designed to provide a variety of free bingo games, and other forms of entertainment, initially focused on the game Bingo and including chat rooms, sweepstakes, communities, and other forms of enhanced content.  We are attempting to create a value-based website, complete with online services and an extensive database of registered players.

The entertainment and other content provided on the bingo.com portal does not include adult content or gambling for cash.  We do, however, intend to offer traditional bingo for cash to our players.  We are actively looking at possible gaming licenses, especially the United Kingdom, where the laws are currently being amended by "The Gambling Bill" to allow for the offering of licenses to online sites.

Free Bingo Business

Our free bingo website is built around a variety of free bingo games, offered to registered players who compete against other users for the chance to win prizes.  Our primary objective is to provide Internet users a website offering a variety of free bingo based games and entertainment, as well as free online video poker and free slot machines.  We intend to continue to provide prize-based, play-for-free games emphasizing entertainment.

We use the appeal of the bingo.com domain name to sell advertising on the free site, which is currently our primary revenue source.  Advertising revenue from the bingo.com website accounted for approximately 99% of our revenue for the year ended December 31, 2004.  During the year ended December 31, 2004, over 86 million player sessions were offered to our registered players.  The average visitor session length was 55 minutes per user.  Our website continues to be one of the stickiest sites on the Internet.  A "sticky website" is an industry term referring to a website that holds users for more than a few minutes per visit and has many repeat visitors.  As a result of this appeal to web users, we served over 1.4 billion ads on our bingo.com website during the year ended December 31, 2004.

Although the games are free to play, players are required to register to receive prizes and to access certain features on the site.  All registration information is stored in online databases.  We intend to continue to build awareness of, and drive traffic to, bingo.com through a marketing program consisting of various elements such as strategic alliances and online and off-line advertising.

We have attempted to build relationships with online merchants with a view to directing the traffic of our membership base and their buying power, to these third parties in exchange for commissions payable to us.  An example of this relationship is that with the website Growers Flowers.  To date, however, this strategy has not proven successful and revenue earned by us through these initiatives has been insignificant relative to our total revenue.  We will continue to sell advertising space on the bingo.com website.  We believe that our growing user base and stickiness will provide advertisers with an attractive platform to reach their target audience.

The Niche

We continue to work towards positioning ourselves as the leading bingo focused entertainment portal on the Internet.  We believe the size of the worldwide bingo community, the domain name bingo.com, and the attractive nature of our product offering provides us an opportunity to build a large loyal base of daily visitors.

We believe our website, www.bingo.com has broad appeal in the Internet marketplace.  We also believe that bingo is well suited for online entertainment content, and that online games are a compelling entertainment medium for a mass user audience.  We believe that players will value an opportunity to win prizes and cash while being allowed to access bingo focused content according to their own schedule and from their own location.

We believe that our future success will be dependent on a number of factors.  These include focusing on online bingo games and related entertainment.  We also believe that the continued development of a personalized community atmosphere on the website will continue to encourage lengthy site visits by users.  We believe the nature of our website content and our player base will allow us to establish a large detailed database of registered players, which is a critical factor in attracting online advertisers.

Business Strategy

Our objective is to become the premier online destination for web-based bingo entertainment and a leading entertainment destination on the Internet.  We are pursuing this objective through the following strategies:

Continue to enhance content

Registered players are provided with a variety of free games, and other forms of entertainment such as chat, sweepstakes, fortune telling, and more.  The free bingo games can be played for points, which are redeemable for prizes.  We are able to create low-cost content through creative face-changes of the standard bingo games.  These 'skins' can reflect themes, corporate interests or other targeted messages.

Revenue streams

We currently generate 100% of our revenue from selling advertising on the free bingo site.

There are other methods of broadening our revenue base that we intend to pursue. Some of these include offering a premium service, via subscription, on our free site and providing traditional bingo for cash to our players.  We currently earn revenues from its portal through a variety of ways, such as the following:

-     Banner and button advertisements on our bingo.com site;

-     Pop-ups, which are interstitial ads that appear as a separate window on top of content;

-     Superstitials; which are interstitial commercials that seamlessly load while a visitor is surfing the site;

-     Sponsorships of email newsletters or parts of our site.

Advertising revenue calculations are based on click-throughs, percentage of sales transactions, or other methods depending on the details of the agreements.  The majority of our current revenue is calculated on a Cost Per Thousand ("CPM") basis.

We are actively looking at establishing a traditional bingo for cash in jurisdictions where it is legal. (e.g. The United Kingdom).  The traditional bingo for cash may generate further revenue however will most likely reduce the revenue earned from the sale of advertising.

Expand registered user database

We have demonstrated the ability to attract and keep a large subscriber base.  It is our intention to continue the growth of our database through expansion of our co-branding strategy and through strategic partnerships with affinity groups and penetration of traditional bingo venues by use of targeted promotions with suppliers of goods and services to such venues.

Entertainment and game sites have become increasingly popular and are showing strong growth rates. Our website traffic reports indicate that between 800 and 1200 new players a day are registering with www.bingo.com.  There has been in excess of 35,000 unique visitors per day, with an average visitor session length of more than 55 minutes.  It is the our belief that, if current growth rates can be maintained, it will become a premier online destination for Web-based bingo entertainment and a leading entertainment destination on the Internet.

Leverage licensed users and alliances

We are confident that the variety of games and entertainment available on our website will encourage many visitors to come, stay, play and revisit often.  In the process of providing a one-stop entertainment arena for bingo lovers, we are creating a value based website which is backed by an extensive database of registered players and their buying preferences.  We believe the value of this demographic data has enabled us to generate premium CPM and Cost Per Click ("CPC") rates for the sale of its advertising inventory.

Extend and enhance the value of the brand name

We believe that establishing a readily recognizable brand name is critical to attracting a larger player base and deriving additional revenue.  We believe that our bingo.com website has inherent value as a brand name and we intend to aggressively expand our player base by promoting that name.  We intend to pursue online and offline marketing strategies, promotional opportunities, and strategic alliances to make bingo.com website the leading entertainment destination for bingo on the Internet.  Amongst the initiatives being considered are the exploration of co-branding opportunities with land-based bingo halls in North America and Europe where our brand may be displayed in such land-based bingo halls in exchange for promotion of those halls on our website.  To date, we have not agreed with any land-based bingo halls to a co-branding agreement.  Additionally, depending upon whether the regulatory framework in a particular jurisdiction permits its residents to play cash bingo, we would like to enter into strategic alliances with members of the non-profit sector to drive traffic from their websites to our website in exchange for a share of the profits generated by those players.  To date, we have not entered any strategic alliances agreements.

Marketing Strategy

Our goal is for the bingo.com website to become the most recognized bingo and entertainment destination site on the Internet.  We intend to continue building an Internet community consisting of a dedicated and loyal user base that we believe will support our ability to generate advertising revenues, and e-commerce sales for us.

Advertising focused on promoting the bingo.com website within North America and in targeted international markets through strategic partnerships, co-branding and other promotional activities with a variety of companies is contemplated.  This strategy is intended to further develop the growing database of registered players.

We also use our database of registered users to send targeted emails and other advertisements in order to encourage our subscribers to play.  We offer special promotions and other offerings that bring additional users to our site such as the use of our email list to promote special events.

Need for Government Approval of Principal Products or Services and Effect of Existing or Probable Governmental Regulations on our Business

During the 2003 fiscal year, the House Judiciary Committee of the US Government approved HR21 "Unlawful Internet Gambling Funding Prohibition Act".  This bill creates a new crime of accepting financial instruments, such as credit cards or electronic fund transfers, for debts incurred in illegal Internet gambling.  The bill enables state and federal Attorneys General to request that injunctions be issued to any party, such as financial institutions and Internet Service Providers, to assist in the prevention or restraint of illegal Internet gambling.  This bill still needs to be ratified by the Senate before it becomes passed as law.  Many of our advertisers will be affected by this bill and therefore the Company's revenue stream may be affected.

Current anti-Internet gambling sentiment in the United States appears to be expanding to include taking action against "publisher" websites based in the United States.  Any website which accepts advertising from Internet gambling websites is potentially at risk.  In 2003, the United States government started a grand jury investigation, led by the United States attorney's office in St. Louis, to look into American companies working with offshore casinos.  In April 2004, United States marshals seized approximately $3 million in advertising proceeds paid by an offshore casino to Discovery Networks under an "aiding and abetting" legal theory.  Many of our advertisers will be affected by this bill and therefore the Company's revenue stream may be affected.

There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet.  Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement.  Such legislation could expose the Company to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require the Company to incur significant expenses in complying with any new regulations.

The applicability to the Internet of existing laws governing issues such as gambling, property ownership, copyright, defamation, obscenity and personal privacy is uncertain.  The Company may be subject to claims that our services violate such laws.  Any new legislation or regulation in the United States, Canada or abroad or the application of existing laws and regulations to the Internet could damage our business.  In addition, because legislation and other regulations relating to online games vary by jurisdiction, from state to state and from country to country, it is difficult for us to ensure that our players are accessing our portal from a jurisdiction where it is legal to play our games.  We therefore, cannot ensure that we will not be subject to enforcement actions as a result of this uncertainty and difficulty in controlling access.

In addition, our business may be indirectly affected by our suppliers or customers who may be subject to such legislation.  Increased regulation of the Internet may decrease the growth in the use of the Internet or hamper the development of Internet commerce and online entertainment, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

Costs and Effects of Compliance with Environmental Laws

Our company is in the business of developing and operating an entertainment and service based website designed to provide a variety of free bingo games and other forms of entertainment focused on the game of bingo.  We are not required to comply with any federal, state or local environmental laws.

Employees

As of December 31, 2003 and December 31, 2004, the Company had six full-time employees, not including temporary personnel, consultants, and independent contractors.  The Company retains consultants to provide special expertise in developing strategy, marketing, software and technologies and outsources its development resources.  We outsource our web-design and development as the need for changes to site architecture and graphics is sporadic and it is more cost effective to hire contractors on an ad-hoc basis.  None of our employees is represented by a labor union, and we believe that our relationship with our employees is good.

We are substantially dependent upon the continued services and performance of T. M. Williams, our President, Chief Executive Officer and Chairman of our Board.  The loss of the services of this key individual would have a material adverse effect on our business, financial condition and results of operations.

Sources and Availability of Raw Materials and Names of Principal Suppliers

Our principal suppliers are Navigata Communications Inc. and eCommerce Park N.V. which host our mail/advertising servers and web/gamer servers, respectively.

Dependence on or a Few Major Customers

The Company is not dependant on any single major customer and receives its revenue from multiple websites advertising on our site.  However, several of these websites are represented by a few individual advertising agencies.

Status of any Publicly Announced New Product or Service

On April 15, 2005, our wholly owned subsidiary, Bingo.com, N.V., signed a contract with Chartwell Games (Malta) Limited ("Chartwell") for the provision of bingo software.  The integration of the Chartwell software and the Bingo.com website is currently in progress.

Competitive Business Conditions and Our Competitive Position in Our Industry

To date, Bingo.com earns its revenue from providing advertising for many other Bingo focused companies on its website.  Bingo.com specializes in the advertising of bingo websites and is one of the leaders in this market segment.

The Company faces competition from other online entertainment destinations especially Lycos, Inc., through its site Gamesville, Electronic Arts Inc., through its site Pogo, and Vivendi Universal, through its site Flipside.

The Company intends to offer traditional bingo for cash, where players will be offered the opportunity to purchase bingo cards. The Company faces stiff competition from more than 100 other online cash bingo sites, especially Cyberbingo and Bingomania, who are the market leaders.  The Company considers it is well positioned to compete in this market, due to a strong name, www.bingo.com, its popularity in the search engines and a large developed player base.

There are several software providers for cash bingo sites. These include CryptoLogics Inc., Parlay Entertainment Inc. and Chartwell Technologies, Inc. On April 15, 2005, the Company's subsidiary, Bingo.com N,V. signed an agreement with Chartwell Games (Malta) Limited, a subsidiary of Chartwell Technologies Inc. for the supply of software to operate a cash bingo site.

Estimate of Amount Spent During Each of Our Last Two Fiscal Years on Research and Development

Bingo.com does not spend any money on research but has spent approximately $42,000 on development of the website for the year ended December 31, 2004 (December 31, 2003 - $39,000).

LEGAL PROCEEDINGS

We are not currently a party to any legal proceeding, other than the case listed below, and were not a party to any other legal proceeding during the fiscal year ended December 31, 2004.  Other than the case listed below, management is currently not aware of any other legal proceedings proposed to be initiated against the Company.  However, from time to time, we may become subject to claims and litigation generally associated with any business venture.

On February 18, 2005, Campney & Murphy, a Partnership, who acted for the Company prior to their dissolution on or about August 31, 2003, filed a suit in the Supreme Court of British Columbia against the Company.  The suit is related to non-payment of invoices of CAD$57,556.02, plus interest, for services rendered prior to August 17, 2001.

The Company has taken the position that the amount claimed constitutes an amount significantly in excess of the value of the work performed.  The Company is currently in negotiations with Campney & Murphy with a view to settling the litigation.  There is, however, no guarantee that the settlement negotiation will be successful and, if not, the Company will defend the action in the Supreme Court of British Columbia.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and officers are as follows:

Name	Age	Position
T.M. Williams	64	President, C.E.O. and Director
P.A. Crossgrove	67	Director
H. W. Bromley	35	C.F.O.

Our officers and directors will serve until the next annual meeting of the shareholders or until his/her death, resignation, retirement, removal, or disqualification, or until his/her successors have been elected.  Vacancies in the existing Board of Directors are filled by majority vote of the remaining directors.  Our officers serve at the will of the Board of Directors.  There are no family relationships between any executive officer and/or director.

Resumes

T.M. Williams

T. M. Williams has served as our President, Chief Executive Officer, Chairman and Director since August 20, 2001.  Since 1984, Mr. Williams has served as a principal of Tarpen Research Corporation, a private consulting firm, and since 1993, he has been an Adjunct Professor, Faculty of Commerce and Business Administration at the University of British Columbia.  From 1988 to 1991, he was President and

Chief Executive Officer of Distinctive Software, Inc. in Vancouver, BC, and, upon the acquisition of that company by Electronic Arts Inc., North America's largest developer of entertainment software, he became President and Chief Executive Officer of Electronic Arts (Canada) Inc., where he continued until 1993. Since 1993, Mr. Williams has also been the Managing Partner of CEG, AVC and PEG Partnerships, created to invest in entertainment software worldwide.  Mr. Williams is a director of YM Biosciences, Inc. (a biotechnology company), CellStop Systems, Inc. (a security manufacturing company) and Infowave Software Inc. (an enterprise software company) and several other private corporations.

P.A. Crossgrove

P. A. Crossgrove has served as one of our Directors since September 2001. Mr. Crossgrove is currently the Chairman of Masonite International Corp. (previously Premdor Inc.) (a door manufacturing company), a position he has held since June 1997.  From 1994 to 1997, he was the President and Chief Executive Officer of Southern Africa Minerals (an investment holding company).  Mr. Crossgrove was also the President and Chief Executive Officer of Itco Properties Ltd. (a real estate development and management company) from 1982 to 1992 and Vice-Chairman of Placer Dome Inc. (a mining company) in 1993 and 1994.  Mr. Crossgrove is a director of a number of other Canadian and U.S. public companies, including: QLT Inc. (a biotechnology and pharmaceutical company), American Barrick Gold Corp. (a mining company), Dundee ReIT (a Real Estate Income Trust) and Philex Gold Inc. (a gold mining company).  In May 2003, he was granted the Order of Canada.

H.W. Bromley

H. W. Bromley, has served as our Chief Financial Officer since July 2002. From 2000 to 2001, Mr. Bromley was a Director and the Group Financial Officer for Agroceres & Co. Ltd. From 1995 - 1999, he was an employee of Ernst & Young working in South Africa and in the United States of America. Mr. Bromley has in addition worked for CitiBank, Unilever PLC and Gerrard. Mr. Bromley is the Chief Financial Officer for CellStop Systems, Inc. (a security manufacturing company).  Mr. Bromley is a Chartered Accountant.

EXECUTIVE COMPENSATION

The following table describes the compensation the Company paid to our Chief Executive Officer (the "Named Executive Officer").

 Summary Compensation Table

		Annual Compensation			Long-term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options /	All Other Compensation
		$	$	$	$	SARs (#)	$
T.M. Williams	2004	29,227				450,000
President and	2003	21,169	-	-	-	150,000	-
CEO (1)	2002	43,531	-	-	-	-	-
	2001	80,000	-	-	-	150,000	-

(1)    All of the compensation paid to the Named Executive Officer is paid to T.M. Williams (Row), Ltd. for the services of Mr. T. M. Williams.  See additional discussion under Employment Arrangements on page 56 of this prospectus.

Option Grants in the Last Fiscal Year

During the fiscal year ended December 31, 2004, we granted to Mr. Williams and Mr. Crossgrove stock options to purchase a total of 150,000 shares each of our common stock at an exercise price of $0.10 per share until April 16, 2009 and a total of 300,000 shares each of our common stock at an exercise price of $0.15 per share until September 29, 2009.  No stock options were exercised by any of our executive officers during the fiscal year ended December 31, 2004.

Stock Option Plans

Our 1999 Stock Option Plan has a total of 1,895,000 shares of our common stock reserved for issuance upon exercises of options under the plan.  As of the date of this prospectus, options to purchase a total 1,100,000 shares (December 31, 2003 - 600,000 shares) remained outstanding at exercise prices ranging from $0.05 to $0.15 per share.  On November 19, 2004, a consultant to the Company exercised 150,000 stock options at $0.15 per share.  The market value of the share was $0.40 on November 19, 2004.  Options to purchase 795,000 shares remained available for future grant under the 1999 stock option plan.

As of the date of this prospectus, our 2001 stock option plan has a total of 2,749,150 shares (December 31, 2004 - 3,225,000 shares) remaining outstanding with exercise prices ranging from $0.05 to $0.30 per share.  During the quarter ended March 31, 2005, employees of the Company exercised 475,850 stock options at prices ranging from $0.05 to $0.30 per share.

Our Board of Directors administers the 1999 stock option plan and the 2001 stock option plan (collectively, the "Stock Option Plans").  Our Board is authorized to construe and interpret the provisions of the Stock Option Plans, to select employees, directors and consultants to whom options will be granted, to determine the terms and conditions of options and, with the consent of the grantee, to amend the terms of any outstanding options.

The 1999 stock option plan may be granted to employees and to such other persons who are not employees as determined by the 1999 stock option plan administrator (the "Administrator").  In determining the number of shares of the Company's Common Stock subject to each option granted under the 1999 stock option plan, consideration is given to the present and potential contribution by such person to the success of the Company.  The exercise price is determined by the Administrator, provided that the exercise price for any covered employee (as that term is defined for the purposes of Section 162(m) (3) of the Internal Revenue Code of 1986 as amended (the "Code"), may not be less than the fair market value per share of the Common Stock at the date of grant by the Administrator.  Each option is for a term not in excess of ten years except in the case of the death of an optionee, in which case the option is exercisable for a maximum of twelve months thereafter, or in the case of an optionee ceasing to be a participant under the 1999 stock option plan for any reason other than cause or death, in which case the option is exercisable for a maximum of 30 days thereafter.  The 1999 stock option plan does not provide for the granting of financial assistance, whether by way of a loan, guarantee or otherwise, by the Company in connection with any purchase of shares of Common Stock from the Company.

The 2001 stock option plan provides for the granting to our employees of incentive stock options and the granting to our employees, directors and consultants of non-qualified stock options.  Our Board determines the terms and provisions of each option granted under the Stock Option Plans, including the exercise price, vesting schedule, repurchase provisions, rights of first refusal and form of payment.  In the case of incentive options, the exercise price cannot be less than 100% (or 110%, in the case of incentive options granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any of our parent or subsidiary corporations) of the fair market value of our common stock on the date the option is granted.  The exercise price of non-qualified stock options shall not be less than 85% of the fair market value of our common stock.  The exercise price of options intended to qualify as performance-based compensation for purposes of Code Section 162(m) shall not be less than 100% of the fair market value of the stock.  The aggregate fair market value of the common stock with respect to any incentive stock options that are exercisable for the first time by an eligible employee in any calendar year may not exceed $100,000.

The term of options under the Stock Option Plans will be determined by our Board; however, the term of an incentive stock option may not be for more than ten years (or five years in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any of our parent or subsidiary corporations).  Where the award agreement permits the exercise of an option for a period of time following the recipient's termination of service with us, disability or death, that option will terminate to the extent not exercised or purchased on the last day of the specified period or the last day of the original term of the option, whichever occurs first.

If a third party acquires the Company through the purchase of all or substantially all of our assets, a merger or other business combination, except as otherwise provided in an individual award agreement, all unexercised options will terminate unless assumed by the successor corporation.

Employment Agreements

The Company entered into a management consulting agreement with T.M. Williams (Row), Ltd., an Anguilla incorporated company and Mr. Williams dated August 20, 2001, (the "Williams Agreement"), amended February 28, 2002, in connection with the provision of services by Mr. Williams as President and Chief Executive Officer of the Company.

The term of the amended Williams Agreement is for a period of one year, unless terminated sooner by any of the parties under the terms and conditions contained in the amended Williams Agreement.  If the amended Williams Agreement is not terminated by any of the parties, the term may be renewed for a further one year period at the option of T.M. Williams (Row), Ltd., on substantially the same terms and conditions, by giving three months notice in writing to the Company.  The agreement was renewed for a further one year period on August 1, 2004, on substantially the same terms and conditions.  The Company will pay to T.M. Williams (Row), Ltd., 10% of the operating profit of the Company, as defined in the amendment, to a maximum of $25,000 per month, in arrears, during the duration of the amended Williams Agreement, as consideration for the provision of the services of Mr. Williams as President and Chief Executive Officer of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below lists the beneficial ownership of our voting securities by each person known by us to be the beneficial owner of more than 5% of our securities, as well as the securities beneficially owned by all our directors and officers.  Unless specifically indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common	T. M. Williams Director 203 Shakespeare Tower The Barbican London, England, EC2Y 8DR	2,189,858 shares (1) Direct Ownership	7.1%
Common	P.A. Crossgrove Director 3769 Escarpment Road Caledon, ON Canada, L0N 1C0	850,000 shares (2) Direct Ownership	2.8%
Common	H.W. Bromley 2 Heath Villas, 64 Cargill Road, Earlsfield, SW18 3EA, United Kingdom	502,500 shares (3) Direct Ownership	1.6%
Common	Bingo, Inc. P.O. Box 727 Landsome Road The Valley Anguilla, B.W.I.	12,896,831 shares (4) Director Ownership	42%
Common	Management as a Group including executive officers and directors	3,442,358 shares Direct Ownership	11.5%

(1)  Includes 150,000 shares of common stock that may be issued upon the exercise of 150,000 stock purchase options with an exercise price of $0.30 per share, 150,000 shares of common stock that may be issued upon the exercise of 150,000 stock purchase options with an exercise price of $0.05 per share, 150,000 shares of common stock that may be issued upon the exercise of 150,000 stock purchase options with an exercise price of $0.10 per share and 300,000 shares of common stock that may be issued upon the exercise of 300,000 stock purchase options with an exercise price of $0.15 per share.  Also includes 1,439,858 shares held directly by Mr. Williams.  Mr. Williams is the potential beneficiary of certain discretionary trusts that hold approximately 80% of the shares of Bingo, Inc., a private holding company.  If 80% of the shares of common stock beneficially owned by the private holding company are included here, Mr. William's beneficial ownership changes to 12,507,323 shares, representing 40/8% of the Class.

(2)    Includes 150,000 shares of common stock that may be issued upon the exercise of 150,000 stock purchase options with an exercise price of $0.30 per share, 150,000 shares of common stock that may be issued upon the exercise of 150,000 stock purchase options with an exercise price of $0.05 per share, 150,000 shares of common stock that may be issued upon the exercise of 150,000 stock purchase options with an exercise price of $0.10 per share and 300,000 shares of common stock that may be issued upon the exercise of 300,000 stock purchase options with an exercise price of $0.15 per share.  Also includes 100,000 shares held directly by Mr. Crossgrove.

(3)    Includes 150,000 shares of common stock that may be issued upon the exercise of 150,000 stock purchase options with an exercise price of $0.05 per share, 100,000 shares of common stock that may be issued upon the exercise of 100,000 stock purchase options with an exercise price of $0.10 per share, 250,000 shares of common stock that may be issued upon the exercise of 250,000 stock purchase options with an exercise price of $0.15 per share and 2,500 shares held directly by Mr. Bromley.

(4)    Includes 12,696,831 shares held directly by Bingo, Inc., a private holding company.  Mr T.M. Williams, a director of the Company, is a potential beneficiary of certain discretionary trusts that hold approximately 80% of the shares of Bingo, Inc. In addition total shares beneficially owned includes the shares of our common stock. The total shares beneficially owned, also includes the shares that could be issued upon the exercise of stock purchase warrants to purchase a total of 200,000 shares of common stock of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a loan of $110,871 (2003 - $147,458) from a current director and officer as at December 31, 2004.  This loan has no fixed repayment terms and is non-interest bearing.  The proceeds of this loan have been used by us to fund ongoing working capital requirements.

We have a loan for $46,171 (2003 - $43,400) from a company owned by a current director and officer of the Company.  The loan is secured over certain assets that the funds were used to acquire in 2002.  Interest accrues on the outstanding amount at the rate of 7% per annum and is included in the balance of the loan.

In addition we have a liability for $113,065 (2003 - $192,068) to a company owned by a current director and officer of the Company for payment of services rendered and expenses incurred by the current director and officer of the Company.

Bingo, Inc. was issued a total of 200,000 common stock purchase warrants in connection with the Debenture "B".  These warrants are exercisable at a price of $0.25 per share for a period of three years from the dates of issuance (July 2, 2002) of Debenture "B".  T.M. Williams, a current director and officer of the Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo Inc.

Payments made to Bingo, Inc. in relation to the Domain name purchase payment totaled $46,343 during the year ended December 31, 2004 (2003 - $35,556).

DESCRIPTION OF SECURITIES

 General

Our authorized capital stock consists of an unlimited number of common stock without par value.

The following description of our capital stock discloses all material information relating to our common stock.  The description is subject to and qualified in its entirety by our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Nevada law.

Common Stock

As of May 16, 2005, there were  26,594,603 shares of common stock issued and outstanding that were held by approximately 3,098 shareholders of record.

All shares of common stock have equal voting rights and are entitled to one vote per share in all matters to be voted upon by shareholders.  Our shares have no pre-emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares.  Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of our issued shares represented at any meeting where a quorum is present will be able to elect the entire Board of Directors.  In that event, the holders of the remaining shares of common stock will not be able to elect any directors.  In the event of liquidation, each shareholder is entitled to receive a proportionate share of our assets available for distribution to shareholders after the payment of liabilities and after distribution of preferred amounts.  All shares of our common stock issued and outstanding are fully paid and non-assessable.  Holders of stock are entitled to share pro rata in dividends and distributions with respect to the common stock out of funds legally available for that purpose.

As of May 16, 2005, there were outstanding warrants to purchase 200,000 shares of common stock at $0.25 per share.  In addition, options to purchase 3,849,150 shares of common stock at prices ranging from $0.05 to $0.30 were outstanding under our corporate stock option plan.  2,467,314 of our shares owned by existing shareholders are being registered under this registration statement.  These shares will become free trading if this registration statement becomes effective.

INTEREST OF NAMED EXPERTS AND COUNSEL

Our financial statements as of December 31, 2004, included in this prospectus and in the registration statement have been audited by Dohan and Company, P.A., C.P.A.'s, as stated in its report, appearing in this prospectus and in the registration statement and have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

No other expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Anguilla International Business Companies Act, an international business company may indemnify any officer or director provided that the person being indemnified has acted honestly and in good faith with a view to the best interests of the company and in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.  We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court's decision.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operation contains "forward looking statements."  Actual results may materially differ from those projected in the forward looking statements as a result of certain risks and uncertainties set forth in this report.  Although management believes that the assumptions made and expectations reflected in the forward looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be materially different from the expectations expressed in this Annual Report.  The following discussion should be read in conjunction with the audited Consolidated Financial Statements and related Notes thereto included in Item 7 with the Risk Factors section of Item 1, and with the Special Note regarding forward-looking statements included elsewhere in this report.

Overview

Since 1999, the Company has been focused on the development of prize-based, play for free Internet games, with an emphasis on entertainment.  The Company began to experience revenue growth from these games in fiscal 2000.

The majority of our revenue in 2004 was derived from the sale of Internet advertising.  We intend to continue to diversify our revenue sources so that we are less dependent on a single revenue stream.  However, until other sources of reliable revenue can be achieved, we continue to be subject to the Internet advertising market with sales of advertising remaining the dominant source of revenue for us.

The Company has reduced its Accounts Payable from $1,035,736 as of December 31, 2001 to $541,183 as of December 31, 2004.  It has achieved this by working with our creditors to either settle or implement a long term payment plan which is satisfactory to both parties.

We have made a significant investment in the development of our website, purchase of domain name, branding, marketing, and maintaining operations.  As a result we have incurred significant losses since inception, and as of December 31, 2004, had an accumulated deficit of $9,481,374.  For the last two quarters of 2004, we have been profitable for the first time in our history.  Management anticipates that this trend will continue.

Moving forward, we will continue to control operating costs and expansion costs so as to continue to operate profitably and efficiently.  We are working to settle old, outstanding accounts payable, so that we can move forward with a more stable financial footing.

Critical Accounting Policies

The following discussion of critical accounting policies is intended to supplement the Summary of Significant Accounting Policies presented as Note 2 to our 2004 audited consolidated financial statements presented elsewhere in this report.  Note 2 summarize the accounting policies and methods used in the preparation of our consolidated financial statements.  The policies discussed below were selected because they require the more significant judgments and estimates in the preparation and presentation of our financial statements.  On an ongoing basis, management evaluates these judgments and estimates, including whether there are any uncertainties as to compliance with the revenue recognition criteria described below, and recoverability of long-lived assets, as well as the assessment as to whether there are contingent assets and liabilities that should be recognized or disclosed for the consolidated financial statements to fairly present the information required to be set forth therein.  We base our estimates on historical experience, as well as other events and assumptions that are believed to be reasonable at the time.  Actual results could differ from these estimates under different conditions.

Revenue Recognition

Revenue from the sale of advertising is recognized as the service is delivered on the website, as the advertising campaign or the impressions and clicks are made on the website.  Revenue from advertising campaigns that span a number of months is recognized equally over the term of the campaign.

Impairment of Long-lived Assets

Management evaluates long-lived assets for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS No. 142 "Accounting for Goodwill and Other Intangible Assets".  These assets comprise mainly property and equipment, and the bingo.com domain name.  The impairment review is performed by the Company, whenever events and circumstances indicate that the assets may be impaired. In performing this review, we estimate the future net cash flows from the assets and compare this amount to the carrying value.  If this review indicates the carrying value may not be recoverable, impairment losses are measured and recognized based on the difference between the estimated discounted cash flows over the remaining life of the assets and the assets' carrying value.  Changes in our future net cash flow estimates may impact our assessment as to whether a particular long-lived asset has been impaired.

Sources of Revenue and Revenue Recognition

The Company generates the majority of its revenue from the sale of advertising on its website.  We recognize as revenues the amount paid to us upon the delivery and fulfillment of advertising in the form of banner and button ads, email, rich media and newsletters, provided that the collection of the resulting receivable is probable.

Results of Operations

Years Ended December 31, 2004 and 2003

            Revenue

Revenue increased to $1,158,620 for the year ended December 31, 2004, an increase of 30% over revenue of $888,888 for the same period in the prior year.  We have increased our advertising rates by approximately 10% overall and obtained a greater number of individual advertisers, thereby providing a more diverse and increased revenue stream.

            Cost of revenue

We recorded cost of revenue of $245,594 during the year ended December 31, 2004, an increase of $34,341 or 16% compared to costs of $211,253 for the same period in the prior year.  The gross margin improved to 79% in 2004 from 76% in 2003.

Cost of revenue consists primarily of commissions paid on the sale of advertising, the cost of hosting the website and the domain name purchase payments.  This increase in cost of revenue in 2004 is due to the increase in commission related sales.

            Sales and marketing expenses

Sales and marketing expenses increased to $51,452 for the year ended December 31, 2004, a 66% increase of $20,511 over 2003 expenses of $30,941.  Sales and marketing expenses include principally costs for marketing, co-brand advertising and prizes for our game site.  This increase in sales and marketing expenses in 2004 compared to the prior year is due to an increase in advertising spend, in order to drive traffic to our site.

We expect to continue to incur sales and marketing expenses to further our efforts to increase traffic to our web portal.  These costs will include commissions, salaries, advertising, and other promotional expenses intended to increase our subscriber base and improve revenue.  There can be no assurances that these expenditures will result in increased traffic or significant new revenue sources.

            General and administrative expenses

General and administrative expenses consist primarily of payroll costs for our accounting, administrative and technical staff, premises costs for our office, legal and professional fees, and other general corporate and office expenses.  General and administrative expenses increased to $614,287 for the year ended December 31, 2004, an increase of 21% over costs of $509,272 for the previous year.  General and administrative expenses have increased in comparison to the prior year due to an increase in salaries and an increase in legal expenses on legal advise on merging the Company with its subsidiary in Anguilla, British West Indies, and the filing of the Form S-4 with the Securities Exchange Commission.  In addition, the general and administrative expenses have increased due to the weakness of the United States dollar in comparison with the Canadian dollar.

We expect to continue to incur general and administrative expenses to support the business, and there can be no assurances that we will be able to generate sufficient revenue to cover these expenses.

Depreciation and amortization

Depreciation and amortization includes depreciation of our equipment, as well as amortization of intangible asset relating to the email list.  Equipment is depreciated using the declining balance method over the useful lives of the assets, ranging from three to five years.  Depreciation decreased to $26,347 during the year ended December 31, 2004, a reduction of 19% over costs of $32,612 during the prior year. The changes in depreciation and amortization can be explained due to the average age of our assets being older in fiscal 2004, resulting in a lower depreciation base.  This decrease in depreciation is offset by the increase in amortization due to the acquisition of the intangible asset - email list during the fourth quarter of 2003.

Other income and expenses

Interest expense consists of accrued interest on the convertible debentures and other debt instruments, such as leases and the amortization of the Debenture discount issued with Debenture "A" and Debenture "B". Interest expense decreased to $55,406 for 2004, a decrease of $116,767 (68%) over the prior year's expense of $172,174.  This decrease in interest expense in 2004, compared to the prior year is due to the conversion of Debenture "A" and the accrued interest into common stock of the Company during the second quarter of 2004 and the conversion of Debenture "B" and the accrued interest into common stock of the Company during the third quarter of 2004. Interest expense - Warrant - Debenture Discount increased to $259,823 in 2004 an increase of 130% over interest expense - Warrant - Debenture Discount of $112,913 for the prior year.  This increase is due to the write off of the unamortized portion of the Warrant - Debenture Discount, due to the conversion of Debenture "A" into shares of the Company and the expiration of Warrant "A" for 4,800,000 shares of the Company during the second quarter of 2004 and the conversion of Debenture "B" into shares of the Company during the third quarter of 2004.  During the year ended December 31, 2004, we made gains of $42,933 (2003 - $61,468) from the settlement of debts with creditors. During the year ended December 31, 2004, we incurred foreign exchange losses of $27,474 (2003 - $58,167) due to balances held in Canadian dollars, which were affected by the weakness of the US Dollar in relation to the Canadian Dollar.

            Income taxes

No income taxes were payable in 2004 or in 2003, as a result of the operating loss recorded during those years.  Based on a number of factors, including the lack of a history of profits, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets, and, accordingly, has not recorded an income tax benefit at December 31, 2004 or at 2003.  All losses incurred can be carried forward for seven years for Canadian income tax purposes and twenty years for United States income tax purposes.

            Loss per share and net loss

We ended the year with a net loss of $71,640, a loss per share of $0.00, which is a 69% improvement over the prior year's net loss and loss per share of $235,491 and $0.02, respectively.  This decrease in losses is due our management's continued efforts to control operating costs and to increase revenue streams.

Years Ended December 31, 2003 and 2002

Total assets increased to $1,477,173 as of December 31, 2003, compared to $1,469,185 in 2002.  The reason for this increase was due to an increase in accounts receivable and acquisition of the email list. This was offset by the disposal of capital assets in 2003.  No funds were raised through the issuance of common stock in 2003.  Our cash position increased to $34,046 and our working capital position increased to a deficit of $1,177,144 from working capital deficit of $1,299,148.

Revenue increased to $888,888 for the year ended December 31, 2003, an increase of 24% over revenue of $717,192 for the same period in the prior year.  We obtained a greater number of individual advertisers, thereby providing a more diverse and increased revenue stream.

Of the $572,825 of total operating expenses for the year ended December 31, 2003, $509,272 was for general and administrative expenses associated with the operations of the Company.  General and administrative expenses consist primarily of payroll costs for our accounting, administrative and technical staff, premises costs for our office, legal and professional fees for preparation and other general corporate and office expenses.  These general and administrative expenses reduced by 9% over costs of $561,715 for the year ended December 31, 2002.  General and administrative expenses declined from the prior year as a result of management making great efforts to control operating costs in order to reduce administrative and other expenses.  General and administrative expenses have decreased in comparison to the prior year despite an increase in professional services fees such as accounting and legal fees, an increase in payroll costs and an increase in costs due to the weakness of the US Dollar in relation to the Canadian Dollar. These professional fees have increased due to the additional reporting requirements required by the Sarbanes-Oxley Act of 2002.  The general and administrative expenses have additionally decreased in comparison to the prior year due to  incurring large write-offs of amounts due to us during the second quarter of 2002 in the cancellation of outside parties sales contracts.

Sales and marketing expenses were $30,941 for the year ended December 31, 2003, and were $81,320 for the year ended December 31, 2002.  This decrease in sales and marketing expenses in 2003 compared to the prior year is due to the cancellation of outside parties' sales contracts in May 2002.  This resulted in fewer people focused on selling advertising.  Subsequent to May 2002, we have taken over the advertising, Website hosting and ad serving itself. In addition the sales and marketing team changed from a combination of both salary and commission remuneration to a commission only remuneration in the third quarter of 2002.  There was however an increase in additional prizes especially the introduction of the daily cash winners in the first quarter of 2003 where players can win $50 on a daily basis.  This increase in prizes is intended to attract a greater number of players to the site.

We had a net loss of $235,491 or $0.02 per share for the year ended December 31, 2003, compared to $968,708 or $0.09 per share for the year ended December 31, 2002.

Liquidity and Capital Resources

We had cash of $74,032 and a working capital deficiency of $625,376 at December 31, 2004.  This compares to cash of $34,046 and working capital deficiency of $1,177,144 at December 31, 2003.

During the year ended December 31, 2004, we generated cash of $190,884 in operating activities compared to generating cash of $58,749 in the prior year.  The significant improvement in cash flow from operating activities in 2004 demonstrates the effectiveness of our efforts to increase revenue, and implement efficiencies in operations in 2004, 2003 and in 2002.

Net cash used by financing activities was $11,316 in 2004, which compares to cash used of $32,247 in 2003.  This decrease in cash used is due to the final repayment of capital leases in 2003 and the exercise of stock purchase options ($22,500) during 2004.  This decrease is reduced by the repayment of a portion of the loan amounts ($33,816).

We used cash of $139,582 in investing activities in 2004, compared to using cash of $7,138 in the prior year.  In the year ending December 31, 2004, cash of $90,146 (2003 - $7,138) was invested in the capital assets and of $49,436 (2003 - $nil) was invested in the acquisition of the email list in accordance with the settlement with Roger Ach and Lottery.com.

Our future capital requirements will depend on a number of factors, including costs associated with development of our Web portal, the success and acceptance of our new games and the possible acquisition of complementary businesses, products and technologies. We completed a private placement of our securities under Regulation S on April 7, 2005 raising $1,004,750.  We believe these funds are adequate to sustain our business throughout 2005.

Audit Committee

The Company's audit committee is the Board of Directors.  The audit committee meets regularly throughout the year and met with the independent auditors on March 21, 2005, and approved the financials statements for the year ended December 31, 2004.

Quantitative and Quantitative Disclosures About Market Risk

As of December 31, 2004, the Company had not entered into or acquired financial instruments that have material market risk.  The Company has no financial instruments for trading purposes, or derivative or other financial instruments with off balance sheet risk.  All financial liabilities are due within the next twelve months and are classified as current liabilities in the consolidated balance sheet included in this prospectus.

The Company is exposed to foreign currency exchange risk due to the fact that the Company has operations in Canada and the United Kingdom.  To date, the Company has not entered into foreign currency contracts to hedge against foreign currency risks between the Canadian dollar, British Pound Sterling or other foreign currencies and our reporting currency, the United States dollar.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on the National Association of Securities Dealers OTC Bulletin Board (the "OTCBB") under the symbol "BNGOF".

On March 19, 1997, the Company's common stock was approved for trading on the OTCBB under the symbol "PGLB".  In January 1999, when we changed our name to Bingo.com, Inc., our OTCBB symbol was changed to "BIGG".  On July 26, 1999, we changed our trading symbol from "BIGG" to "BIGR".  On April 6, 2005, Bingo.com, Inc. effected a merger with Bingo.com, Ltd. and as a result of the merger, our OTCBB symbol was changed to "BNGOF ".  There were no trades of our securities on the OTCBB prior to the first quarter 1999.  The bid quotations set forth below, reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions.

Quarter Ended	High	Low
March 31, 2005	$1.10	$0.40
December 31, 2004	$0.66	$0.16
September 30, 2004	$0.20	$0.07
June 30, 2004	$0.18	$0.08
March 31, 2004	$0.11	$0.04
December 31, 2003	$0.08	$0.03
September 30, 2003	$0.11	$0.05
June 30, 2003	$0.09	$0.03
March 31, 2003	$0.03	$0.02
December 31, 2002	$0.05	$0.025
September 30, 2002	$0.08	$0.04
June 30, 2002	$0.13	$0.04
March 31, 2002	$0.15	$0.07

On May 13, 2005, the last reported sale price of our common stock, as reported by the OTCBB, was $1.41 per share.

As of May 16, 2005, the Company believes there are approximately 3,098 shareholders (including nominees and brokers holding street accounts) of the Company's shares of common stock.

Other than described above, the Company's shares of common stock are not and have not been listed or quoted on any other exchange or quotation system.

Dividends

We do not expect to pay a dividend on our common stock in the foreseeable future.  The payment of dividends on our common stock is within the discretion of our board of directors.

Transfer Agent

Our transfer agent is Interwest Transfer Co. Inc., 1981 East, 4800 South, Suite 100, Salt Lake City, Utah  84117.

INDEPENDENT PUBLIC ACCOUNTANTS

Our audited financial statements for the year ended December 31, 2004, and the related statements of loss and deficit, shareholders deficiency and cash flows appearing in this prospectus, have been included herein in reliance on the report of Dohan and Company, P.A., CPA's, given on the authority of said firm as experts in accounting and auditing.

FINANCIAL STATEMENTS

The following unaudited financial statements for the three month ended March 31, 2005, and the audited financial statements for the year ended December 31, 2004, are included as part of this Registration Statement.

UNAUDITED FINANCIAL STATEMENTS FOR THE

THREE MONTHS ENDED MARCH 31, 2005

BINGO.COM, INC.

Consolidated Balance Sheets

	March 31, 2005	December 31, 2004
	(Unaudited)	(Audited)
Assets
Current assets:
Cash	$157,337	$74,032
Accounts receivable	31,905	56,588
Inventory	685	864
Prepaid expenses	26,575	19,083
Total Current Assets	216,502	150,567

Equipment, net	115,851	118,933

Other assets	11,014	7,659

Domain name rights and intangible assets	1,292,258	1,294,730

Deferred tax asset, less valuation allowance of $3,137,052 (2004 - $3,140,726)	-	-

Total Assets	$1,635,625	$1,571,889

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$454,098	$466,864
Accounts payable - related party (Note 5)	71,807	112,857
Accrued liabilities	88,609	74,319
Accrued liabilities - related party (Note 5)	31,681	6,403
Unearned revenue	137,400	115,500
Total Current Liabilities	783,595	775,943

Long-term liabilities
Loan payable - related party (Note 5)	147,494	157,042
Total Long-Term Liabilities	147,494	157,042

Total Liabilities	931,089	932,985

Commitments and contingencies (Note 4)

Stockholders' equity (Note 3):
Common stock, $0.001 par value, authorized 50,000,000 shares; issued and outstanding 24,835,036 shares (December 31, 2004 - 24,399,086)	24,835	24,399
Additional paid-in capital	10,104,286	10,071,299
Accumulated deficit	(9,449,165)	(9,481,374)
Accumulated other comprehensive loss: Foreign currency translation adjustment	24,580	24,580
Total Stockholders' Equity	704,536	638,904

Total Liabilities and Stockholders' Equity	$1,635,625	$1,571,889

See accompanying notes to consolidated financial statements.

BINGO.COM, INC.

Consolidated Statements of Operations

Three Months Ended March 31, 2005 and 2004

(Unaudited)

	2005	2004

Revenue	$403,551	$246,189

Cost of revenue	100,281	46,964

Gross profit	303,270	199,225

Operating expenses:
Depreciation and amortization	7,559	6,101
General and administrative	234,152	153,502
Selling and marketing	29,360	8,487
Total operating expenses	271,071	168,090

Income before other income (expense)	32,199	31,135

Other income (expense):
Foreign exchange gains/ (losses)	(1,770)	955
Interest expense	(681)	(70,580)
Interest and other income	2,461	11

Income (loss) before income taxes	32,209	(38,479)

Income tax expense	(11,273)	-
Tax benefit of net operating loss carryforward	11,273	-

Net income (loss)	$32,209	$(38,479)

Net income (loss) per common share, basic	$0.00	$(0.00)
Net income (loss) per common share, diluted	$0.00	$(0.00)

Weighted average common shares outstanding, basic	24,500,808	11,104,608
Weighted average common shares outstanding, diluted	30,643,753	32,148,767

 See accompanying notes to consolidated financial statements.

BINGO.COM, INC.

Consolidated Statements of Stockholders' Equity

For the period ended March 31, 2005

(Unaudited)

	Common stock				Accumulated Other Comprehensive income
	Shares	Amount	Additional paid-in capital	Accumulated Deficit	Foreign currency translation adjustment	Total Stockholders' Equity
Balance, December 31, 2004	24,399,086	$ 24,399	$ 10,071,299	$ (9,481,374)	$ 24,580	$ 638,904

Exercise of stock options	435,950	436	32,987	-	-	33,423

Net loss	-	-	-	32,209	-	32,209
Balance, March 31, 2005	24,835,036	$ 24,835	$ 10,104,286	$ (9,449,165)	$ 24,580	$ 704.536

 See accompanying notes to consolidated financial statements.

BINGO.COM, INC.

Consolidated Statements of Cash Flows

Three Months Ended March 31, 2005 and 2004

(Unaudited)

	2005	2004
Cash flows from operating activities:
Net income (loss)	$32,209	$(38,479)
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	7,559	6,101
Amortization of warrants - debenture discount	-	28,229
Changes in operating assets and liabilities:
Accounts receivable	24,682	(64,183)
Prepaid expenses	(7,491)	5,472
Inventory	179	332
Other assets	(3,355)	25
Accounts payable and accrued liabilities	(14,248)	85,837
Unearned revenue	21,900	(17,011)
Net cash provided by operating activities	61,435	6,323

Cash flows from investing activities:
Acquisition of equipment	(2,005)	(3,459)
Acquisition of intangible asset - email list	-	(15,000)
Net cash used in investing activities	(2,005)	(18,459)

Cash flows from financing activities:
Exercise of stock options	33,423	-
Repayment of loans and notes payable	(9,548)	(1,812)
Net cash provided by (used in) financing activities	23,875	(1,812)

Net increase (decrease) in cash	83,305	(13,948)

Cash, beginning of period	74,032	34,046
Cash, end of period	$157,337	$20,098

Supplementary information:
Interest paid	$681	$617
Income taxes paid	$-	$-

See accompanying notes to consolidated financial statements.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Three months ended March 31, 2005 and 2004

(Unaudited)

1.        Basis of Presentation:

The accompanying unaudited financial statements have been prepared by the Company in conformity with accounting principles generally accepted in the United States of America applicable to interim financial information and with the rules and regulations of the United States Securities and Exchange Commission.  Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed, or omitted, pursuant to such rules and regulations.  In the opinion of management, the unaudited interim financial statements include all adjustments necessary for the fair presentation of the results of the interim periods presented.  All adjustments are of a normal recurring nature, except as otherwise noted below.  These financial statements should be read in conjunction with Bingo.com, Inc.'s (the "Company") audited consolidated financial statements and notes thereto for the year ended December 31, 2004, included in the Company's Annual Report on Form 10-KSB, filed March 21 2005, with the Securities and Exchange Commission.  The results of operations for the interim periods are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year.

Certain comparative figures have been reclassified to conform to the presentation adopted in the current period.

2.        Management Plans:

Subsequent to the quarter ended March 31, 2005, Bingo.com, Inc. completed a merger with its wholly-owned subsidiary Bingo.com, Ltd. The surviving corporation of the merger is Bingo.com, Ltd. which is domiciled in Anguilla, British West Indies.  All of the outstanding common shares of Bingo.com, Ltd. were registered by Bingo.com, Inc. and Bingo.com, Ltd. under an S-4 registration statement dated March 3, 2005.  The S4 registration statement became effective on March 8, 2005. The principal reason for Bingo.com, Inc.'s merger with its subsidiary Bingo.com, Ltd. was to facilitate Bingo.com, Inc.'s reincorporation under the International Business Companies Act of Anguilla, B.W.I. Anguilla, B.W.I. is a corporate tax free jurisdiction.  Effective Thursday, April 7, 2005, the shares ofBingo.com, Ltd. began trading under the new ticker symbol "BNGOF".

Subsequent to the quarter ended March 31, 2005, Bingo.com, Ltd. completed a non-brokered private placement offering of 1,339,667 common shares at US$0.75 per share which has raised gross proceeds of US$1,004,750. The private placement was completed under Regulation S.  Proceeds of the private placement will be used for general working capital and for potential future acquisitions.

In addition, subsequent to the quarter ended March 31, 2005, the holders of Warrant B exercised 380,000 warrants in accordance with the terms of Warrant B at a price of $0.25 per share for $95,000.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Three months ended March 31, 2005 and 2004

(Unaudited)

3.      Stockholder's Equity:

During the quarter ended March 31, 2005, the holders of stock options exercised their options for 435,950 shares for $33,423 at exercise prices ranging from $0.05 to $0.30 per share. Subsequent to the quarter ended March 31, 2005, the holders of stock options exercised their options for 39,900 shares for $10,545 at exercise prices ranging from $0.05 to $0.30 per share.

We have adopted the disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS 148") effective December 2002. SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and also amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the methods of accounting for stock-based employee compensation and the effect of the method used on reported results. As permitted by SFAS 148 and SFAS 123, we continue to apply the accounting provisions of Accounting Principles Board ("APB") Opinion Number 25, "Accounting for Stock Issued to Employees", and related interpretations, with regard to the measurement of compensation cost for options granted under the Company's Stock Option Plans. No employee compensation expense has been recorded as all options granted had an exercise price greater than the market value of the underlying common stock on the date of grant. Had expense been recognized using the fair value method described in SFAS 123, using the Black-Scholes option-pricing model, we would have reported the following results of operations:

	Three Months ended March 31,
	2005	2004
Net income (loss) for the period	$32,209	$(38,479)
Deduct : Total stock based employee expense	-	(27,178)
Net income (loss) for the period - pro forma	32,209	(65,657)
Basic income (loss) per share - as reported	0.00	(0.00)
Basic income (loss) per share - pro forma	0.00	(0.01)
Weighted average fair value of options granted during period	0.00	0.05

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Three months ended March 31, 2005 and 2004

(Unaudited)

3.        Shareholders' Equity: (Continued)

The fair value of each option grant has been estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

	March 31, 2005	March 31, 2004
Expected dividend yield	-	-
Expected stock price volatility	-	174 -175%
Risk-free interest rate	-	0.98 -1.01%
Expected life of options	-	5 years
Block discount applied	-	40%

This block discount applied is due to the illiquidity of shares.

In December 2004, the FASB issued SFAS No. 123 (revised 2004) Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for the Company in the first interim or annual reporting period beginning after December 15, 2005. The Company expects the adoption of this standard will have a material impact on its financial statements assuming employee stock options are granted in the future.

4.        Commitments and Contingencies :

The Company may from time to time, become subject to claims and litigation generally associated with any business venture. Should the Company be unable to successfully negotiate a settlement with its outstanding payables an unrecorded liability will be incurred.

5.    Related Party Transactions

For the period ending March 31, 2005, the Company has outstanding loans payable for $100,642 (December 31, 2004 - $110,871) from a current director and officer of the Company. This loan has no fixed repayment terms and is non-interest bearing.

For the period ending March 31, 2005, the Company has an outstanding loan payable for $46,852 (December 31, 2004 - $46,171) from a company owned by a current director and officer of the Company. Interest accrues on the outstanding amount at the rate of 7% per annum and is included in the balance of the loan.

In addition the Company has a liability of $102,346 (December 31, 2004 - $113,065), to a company owned by a current director and officer of the Company for payment of services rendered and expenses incurred by the current director and officer of the Company.

Bingo, Inc. was issued a total of 200,000 common stock purchase warrants in connection with the Debenture "B".  These warrants are exercisable at a price of $0.25 per share for a period of three years from the dates of issuance (July 2, 2002) of Debenture "B". A current director and officer of the

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Three months ended March 31, 2005 and 2004

(Unaudited)

5.    Related Party Transactions (Continued)

Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo, Inc.

Payments made to Bingo, Inc. in relation to the domain name purchase payment totaled $16,142 during the quarter ended March 31, 2005 (Quarter ended March 31, 2004 - $9,849).

6.       Segmented information:

The Company operates in one reportable business segment, the business of providing games and entertainment based on the game of bingo through its internet portal, www.bingo.com, supported mainly by selling advertising on the website.  The revenue for the last three years has been derived primarily from advertising business in the United States of America.

7.    Concentrations

            Major customers

The Company has concentrations with respect to the volume of business conducted with several major customers.  For the period ended March 31, 2005, the Company made sales of $109,800 and $66,050 to two customers, which were in excess of 10% of total sales. For the period ended March 31, 2004, the Company made sales of $85,000 and $36,000 to two customers, which were in excess of 10% of total sales.  These customers to whom sales represent more than 10% of the total sales are agents representing multiple advertising customers who advertise on the Company's website.

            Equipment

The Company's equipment is located as follows:

Net Book Value	March 31, 2005	December 31, 2004

Canada	$41,119	$42,661
Curacao, Netherlands Antilles	74,732	76,272
	$115,851	$118,933

8.       Concentrations of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.  The Company places its cash with high quality financial institutions and limits the amount of credit exposure with any one institution.

The Company has concentrations of credit risk with respect to accounts receivable, as large amounts of its accounts receivable are concentrated geographically in the United States and the United Kingdom amongst a small number of customers.  As of March 31, 2005, three customer totaling $12,235, $5,700, and $3,853 who accounted for total accounts receivable greater than 10%. As of December 31, 2004, three customers, totaling $8,945, $14,000 and $17,400 accounted for total accounts receivable greater than 10%. The Company controls credit risk through monitoring procedures and receiving prepayments of cash for services rendered.  The Company performs credit evaluations of its customers but generally does not require collateral to support accounts receivable.

AUDITED FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2004

BINGO.COM, INC.

Consolidated Financial Statements

Years ended December 31, 2004 and 2003

Report of Independent Registered Public Accounting Firm                                                             47

Consolidated Financial Statements

Balance Sheets                                                                                                                             48

Statements of Operations                                                                                                              49

Statements of Stockholders' Equity (Deficit)                                                                                  50

Statements of Cash Flows                                                                                                            51

Notes to Consolidated Financial Statements                                                                                 52

Dohan and Company                                                 7700 North Kendall Drive, #200

Certified Public Accountants                                     Miami, Florida 33156-7578

A Professional Association                                        Telephone       (305) 274-1366

                                                                                    Facsimile         (305) 274-1368

                                                                                    Email               info@uscpa.com

                                                                                    Internet           www.uspca.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Bingo.com, Inc.

We have audited the accompanying consolidated balance sheets of Bingo.com, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bingo.com, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Dohan and Company, CPA's

Miami, Florida

February 25, 2005

BINGO.COM, INC.

Consolidated Balance Sheets

December 31,	2004	2003
Assets
Current assets:
Cash	$74,032	$34,046
Accounts receivable	56,588	67,574
Inventory	864	663
Prepaid expenses	19,083	14,229
Total Current Assets	150,567	116,512

Equipment, net (Note 3)	118,933	45,247

Other assets	7,659	10,797

Domain name rights and intangible assets (Note 4)	1,294,730	1,304,617

Deferred tax asset, less valuation allowance of $3,148,726 (2003 - $2,905,525) (Note 8)	-	-

Total Assets	$1,571,889	$1,477,173

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$466,864	$617,903
Accounts payable - related party (Note 9)	112,857	192,068
Accrued liabilities	74,319	93,472
Accrued liabilities - related party (Note 9)	6,403	365,702
Unearned revenue	115,500	24,511
Total Current Liabilities	775,943	1,293,656

Long term liabilities
Loan payable - related party (Note 9)	157,042	190,858
Debenture payable (Note 5)	-	1,395,000
Less warrants - debenture discount	-	(259,823)
Total Long Term Liabilities	157,042	1,326,035

Total Liabilities	932,985	2,619,691

Commitments (Note 7)

Stockholders' equity (deficit) (Note 6):
Common stock, $0.001 par value, authorized 50,000,000 shares; issued and outstanding 24,399,086 shares (2003 - 11,104,608)	24,399	11,105
Additional paid-in capital	10,071,299	8,231,531
Accumulated deficit	(9,481,374)	(9,409,734)
Accumulated other comprehensive loss: Foreign currency translation adjustment	24,580	24,580
Total Stockholders' Equity (Deficit)	638,904	(1,142,518)

Total Liabilities and Stockholders Equity (Deficit)	$1,571,889	$1,477,173

See accompanying notes to consolidated financial statements.

BINGO.COM, INC.

Consolidated Statements of Operations

Years ended December 31	2004	2003

Revenue	$1,158,620	$888,888

Cost of revenue	245,594	211,253

Gross profit	913,026	677,635

Operating expenses:
Depreciation and amortization	26,347	32,612
General and administrative	614,287	509,272
Selling and marketing	51,452	30,941
Total operating expenses	692,086	572,825

Income before other income (expense)	220,940	104,810

Other income (expense):
Foreign exchange losses	(27,213)	(58,167)
Gain on settlement of debt	42,933	61,468
Loss on disposal of equipment	-	(58,808)
Interest expense	(55,406)	(172,174)
Interest expense - warrants	(259,823)	(112,913)
Interest income	6,879	155
Other income	50	138

Loss before income taxes	(71,640)	(235,491)

Income tax expense	-	-

Net loss	$(71,640)	$(235,491)

Net loss per common share, basic and diluted (Note 2)	$(0.00)	$(0.02)

Weighted average common shares outstanding, basic and diluted (Note 2)	20,183,438	11,104,608

See accompanying notes to consolidated financial statements.

BINGO.COM, INC.

Consolidated Statements of Stockholders' Equity (Deficit)

Years ended December 31, 2004 and 2003

	Common stock				Accumulated Other Comprehensive loss
	Shares	Amount	Additional paid-in capital	Accumulated (Deficit)	Foreign currency translation adjustment	Total Stockholders' Equity (Deficit)
Balance, December 31, 2002	11,104,608	11,105	8,231,531	(9,174,243)	24,580	(907,027)

Net loss	-	-	-	(235,491)	-	(235,491)
Balance, December 31, 2003	11,104,608	$ 11,105	$ 8,231,531	$ (9,409,734)	$ 24,580	$ (1,142,518)

Conversion of Debenture "A" and accrued interest	12,003,334	12,003	1,638,664	-	-	1,650,667

Conversion of Debenture "B" and accrued interest	1,141,144	1,141	178,754	-	-	179,895

Exercise of stock options	150,000	150	22,350	-	-	22,500

Net loss	-	-	-	(71,640)	-	(71,640)
Balance, December 31, 2004	24,399,086	$ 24,399	$ 10,071,299	$ (9,481,374)	$ 24,580	$ 638,904

See accompanying notes to consolidated financial statements.

BINGO.COM, INC.

Consolidated Statements of Cash Flows

Years ended December 31,	2004	2003
Cash flows from operating activities:
Net loss	$(71,640)	$(235,491)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock based compensation costs	-	-
Depreciation and amortization	26,347	32,612
Gain on settlement of debt	(42,933)	(61,468)
Amortization of warrants - debenture discount	259,823	112,913
Loss on disposal of equipment	-	58,808
Changes in operating assets and liabilities:
Accounts receivable	10,986	(44,180)
Prepaid expenses	(4,854)	(136)
Inventory	(201)	1,968
Other assets	3,138	18,878
Accounts payable and accrued liabilities	(80,771)	180,934
Unearned revenue	90,989	(6,089)
Net cash provided by operating activities	190,884	58,749

Cash flows from investing activities:
Acquisition of equipment	(90,146)	(7,138)
Acquisition of intangible asset	(49,436)	-
Net cash used in investing activities	(139.582)	(7,138)

Cash flows from financing activities:
Capital lease repayments	-	(25,971)
Exercise of stock options	22,500	-
Repayment of loans and notes payable	(33,816)	(6,276)
Net cash used in financing activities	(11,316)	(32,247)

Net increase in cash	39,986	19,364

Cash, beginning of year	34,046	14,682
Cash, end of year	$74,032	$34,046

Supplementary information:
Interest paid	$2,662	$4,774
Income taxes paid	$-	$-

Non-cash transactions:
Acquisition of intangible asset - to be paid in 2004	$-	$(49,436)

See accompanying notes to consolidated financial statements.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

1.   Introduction:

      Nature of business

Bingo.com, Inc. (the "Company") was incorporated on January 12, 1987, under the laws of the State of Florida as Progressive General Lumber Corp. On January 22, 1999, the Company changed its name to Bingo.com, Inc.  The Company is in the business of providing games and entertainment based on the game of bingo through its internet portal, www.bingo.com and earns revenue from advertising placed on the portal.

Management Plans

Management are currently in negotiations for a possible private placement. These funds will be used to expand the business. There is no guarantee that these negotiations will be successful.

2.    Summary of significant accounting policies:

(a)    Basis of presentation:

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The financial statements include the accounts of the Company's wholly-owned subsidiaries, English Bay Office Management Limited (previously Bingo.com (Canada) Enterprises Inc.), Bingo.com Ltd. (registered in Anguilla, British West Indies), Bingo.com N.V. (registered in Curacao, Netherlands Antilles), Bingo.com (Antigua) Inc., Bingo.com (Wyoming) Inc., Bingo Acquisition Corp and the 99% owned subsidiary, Bingo.com (UK) plc. All material intercompany balances and transactions have been eliminated in the consolidated financial statements.

(b)    Use of estimates:

The preparation of consolidated financial statements in conformity with generally accepted accounting principles of the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and recognized revenues and expenses for the reporting periods.  Significant areas requiring the use of estimates include the valuation of long-lived assets, the collectibility of accounts receivable and the valuation of deferred tax assets.  Actual results may differ significantly from these estimates.

(c)    Revenue recognition:

Advertising revenues have been recognized as the advertising campaign or impressions and clicks are made on the website and when collection of the amounts are reasonably assured. Cash received in advance of the advertising campaigns or impressions and clicks are recorded under unearned revenue.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

2.    Summary of significant accounting policies (Continued):

(d)    Foreign currency:

The consolidated financial statements are presented in United States dollars, the functional currency of the Company. The Company accounts for foreign currency transactions and translation of foreign currency financial statements under Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation" ("SFAS 52"). Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at the transaction dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Non-monetary assets and liabilities are translated at the exchange rate on the original transaction date.

Gains and losses from restatement of foreign currency monetary and non-monetary assets and liabilities are included in income. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings.

During the year ended December 31, 2003, the Company determined that its subsidiaries' functional currency was changed from the local currency to the reporting currency of the Company.

(e)    Accounts receivable:

Trade and other accounts receivable are reported at face value less any provisions for uncollectible accounts considered necessary. Accounts receivable primarily includes trade receivables from customers and Goods and Services Taxes receivable in Canada.   The Company estimates doubtful accounts on an item-by-item basis and includes over-aged accounts as part of allowance for doubtful accounts, which are generally ones that are ninety-days overdue.  Bad debt expense for the year ended December 31, 2004, was $9,200 (2003 - $693).

(f)      Inventory:

Inventory is stated at the lower of cost or market value. It consists of products, such as t-shirts, which are sold from our online store.

(g)    Equipment:

Equipment is recorded at cost less accumulated depreciation. Depreciation is provided for annually over the following periods :

                        Equipment and computers                      3 years

                        Furniture and fixtures                             5 years

Expenditure for maintenance and repairs are charged to expenses as incurred. Major improvements are capitalized. Gains and losses on disposition of equipment are included in income or expenses as realized.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

2.   Summary of significant accounting policies (Continued):

(h)    Advertising:

The Company expenses the cost of advertising in the period in which the advertising space or airtime is used. Advertising costs charged to selling and marketing expenses in 2004 totaled $18,254 (2003 - $nil).

(i)      Stock-based compensation:

The Company accounts for its stock-based compensation arrangements with employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. As such, compensation expense under fixed term option plans is recorded at the date of grant only to the extent that the market value of the underlying stock at the date of grant exceeds the exercise price.  In accordance with SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), since the Company has continued to apply the principles of APB 25 to employee stock compensation, pro forma loss and pro forma loss per share information has been presented as if the options had been valued at their fair values.  The Company recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined.  Stock compensation expense is recognized as the stock option is earned, which is generally over the vesting period of the underlying option.

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation". This statement amends SFAS 123. SFAS 148 provides alternative methods of transition for companies that voluntarily change to the fair value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results.

In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." ("FIN 44")  The Company adopted FIN 44, effective July 1, 2000, with respect to certain provisions applicable to new awards, option repricings, and changes in grantee status.  FIN 44 addresses practice issues related to the application of APB 25.  The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123 and SFAS 148 and EITF No. 96-18, "Accounting for Equity Instruments that are issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". The measurement date used is the earlier of either the performance commitment date or the date at which the equity instrument holder's performance is complete.

Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards under those plans, consistent with the measurement

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

2.   Summary of significant accounting policies (Continued):

(i) Stock-based compensation: (Continued)

provisions of SFAS 123 and SFAS 148, the Company's net loss and basic loss per share would have been adjusted as follows:

	2004	2003
Net loss for the year - as reported	$(71,640)	$(235,491)
Add: Total stock-based compensation expense included in net loss, as reported determined under APB 25, net of related tax effects	-	$-
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(168,075)	$(5,771)
Net loss for the year - pro forma	$(239,715)	$(241,262)
Basic net loss per share - as reported	$(0.00)	$(0.02)
Basic net loss per share - pro forma	$(0.01)	$(0.02)
Weighted average fair value of options granted during the year	$0.09	$0.01

The fair value of each option grant has been estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

	2004	2003
Expected dividend yield	-	-
Expected stock price volatility	146 - 175%	158 - 174%
Risk-free interest rate	0.98 - 1.52%	1.21 - 1.28%
Expected life of options	5 years	5 years
Block discount applied	40%	40%

In December 2004, the FASB issued SFAS No. 123 (revised 2004). Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash Flows. Effective for the years on or after December 15, 2005, the Company will recognize all share-based payments to employees, including grants of employee stock options, in the statement of operations based on their fair values.

(j)      Impairment of long-lived assets and long-lived assets to be disposed of:

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS No. 142 "Accounting for Goodwill and Other Intangible Assets" ("SFAS 142"). During the years presented, the only long-lived assets reported on the Company's consolidated balance sheet are equipment, intangible assets and domain name rights.  These provisions require that long-lived assets and certain identifiable recorded intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

2.   Summary of significant accounting policies (Continued):

(j)     Impairment of long-lived assets and long-lived assets to be disposed of: (Continued)

of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount and the fair value less costs to sell.

(k)   Income taxes:

The Company follows the asset and liability method of accounting for income taxes.  Under this method, current income taxes are recognized for the estimated income taxes payable for the current period.  Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as the benefit of losses available to be carried forward to future years for tax purposes.

Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered and settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.  A valuation allowance is recorded for deferred tax assets when it is not more likely than not that such future tax assets will be realized.

(l)     Net loss per share:

Basic net loss per share is computed using the weighted average number of common shares outstanding during the year.  Diluted net loss per share is computed using the weighted average number of common shares and potentially dilutive common stock equivalents, including stock options and warrants and convertible debt, outstanding during the year. As the Company has a net loss in each of the years presented, basic and diluted net loss per share is the same, as any exercise of the share purchase options or exercise of the warrants would be anti-dilutive. At December 31, 2004, a total of 4,905,000 (2003 - 20,130,138) potentially dilutive instruments were excluded from the determination of dilutive loss per share.

(m) Domain name and intangible assets:

The Company has capitalized the cost of the purchase of the domain name Bingo.com and was amortizing the cost over five years from the date of commencement of operations. In 2002, the Company suspended the amortization of the domain name cost in accordance with SFAS 142, where companies are no longer required to amortize indefinite life assets but instead test the indefinite intangible asset for impairment at least annually. The capitalized amount is based on the net present value of the minimum payments permitted

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

2.   Summary of significant accounting policies (Continued):

(m) Domain name and intangible assets: (Continued)

under the terms of the purchase agreement. The domain name is tested for impairment by comparing the future cash flows of the domain name with its carrying value. The Company determined that no impairment existed for the years presented.

The Company capitalized the cost of the email list as an intangible asset and is amortizing the cost over the life of the contract (five years).

(n)   New accounting pronouncements:

In November 2004, the FASB issued Statement No. 151, "Inventory Costs", to amend the guidance in Chapter 4, "Inventory Pricing", of FASB Accounting Research Bulletin No. 43, "Restatement And Revision Of Accounting Research Bulletins", which will become effective for the Company in fiscal year 2006. Statement 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The Statement requires that those items be recognized as current-period charges. Additionally, Statement 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. Management believes that the adoption of SFAS 151 will not affect the Company's financial position or results of operations.

In December 2004, the FASB issued Statement No. 152 "Accounting for Real Estate Time-Sharing Transactions" an amendment of FASB Statements No. 66 and 67. Management believes that the adoption of SFAS 152 will not affect the Company's financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets," an amendment to Opinion No. 29, "Accounting for Nonmonetary Transactions." Statement No. 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS No. 153 to have any impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004) Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

2.   Summary of significant accounting policies (Continued):

(n)  New accounting pronouncements:

and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for the Company in the first interim or annual reporting period beginning after December 15, 2005. The Company expects the adoption of this standard will have a material impact on its financial statements assuming employee stock options are granted in the future.

(o)   Financial instruments:

(i)  Fair values:

The fair value of cash, accounts receivable, accounts payable, accrued liabilities, unearned revenue and amounts due to related parties approximates their financial statement carrying amounts due to the short-term maturities of these instruments.

The financial statement carrying amount of the debentures payable reflects the market value to the Company for the debt.

 (ii)  Foreign currency risk:

The Company operates internationally, which gives rise to the risk that cash flows may be adversely impacted by exchange rate fluctuations.  The Company has not entered into any forward exchange contracts or other derivative instrument to hedge against foreign exchange risk.

 (p) Reclassification

Certain comparative figures have been reclassified to conform to the presentation adopted in the current year.

3.   Equipment:

2004	Cost	Accumulated depreciation	Net book Value

Equipment and computers	$304,534	$190,551	$113,983
Furniture and fixtures	7,452	2,502	4,950
	$311,986	$193,053	$118,933

2003	Cost	Accumulated depreciation	Net book Value

Equipment and computers	$215,517	$175,115	$40,402
Furniture and fixtures	6,323	1,478	4,845
	$221,840	$176,593	$45,247

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

4.  Domain name rights and intangible asset:

The rights to use the domain name bingo.com were acquired in January of 1999 for a cash payment of $200,000 and the issuance of 500,000 shares of common stock of the Company at a value of $2.00 per share. The agreement was signed with Bingo, Inc., an unrelated party at the date of signing of the agreement. Under the terms of the agreement, the Company is required to make quarterly domain name purchase payments to the vendor based on 4% of annual gross revenue (as defined in the agreement), with total minimum payments of $1,100,000 in the first three years, including the initial cash payment, required over the 99 year period ended December 31, 2098. These minimum payments commitments were completed on June 30, 2002. During the year ended December 31, 2002, the agreement was amended so that the remaining domain name purchase payments to the vendor are made monthly, based on 4% of the preceding month's gross revenue. During the year ended December 31, 2004, expense payments of $46,343 (2003 - $35,556) was paid in accordance with the amended agreement.

Domain name rights have been capitalized on the balance sheet based on the present value of the future minimum royalty payments. In 2002, the Company suspended the amortization of the domain name in accordance with SFAS 142, where companies are no longer permitted to amortize indefinite life assets.

The intangible asset consists of an email list of Games, Inc. The Company has capitalized the cost of the legal settlement with Roger Ach, the Lottery Channel Inc. and Games, Inc.

2004	Cost	Accumulated amortization	Net book Value

Domain name rights	$1,934,500	$677,259	$1,257,241
Intangible assets - email list	49,436	11,947	37,489
	$1,983,936	$689,206	$1,294,730

2003	Cost	Accumulated amortization	Net book Value

Domain name rights	$1,934,500	$677,259	$1,257,241
Intangible assets - email list	49,436	2,060	47,376
	$1,983,936	$679,319	$1,304,617

5.   Debenture payable:

Debenture "A"

On April 16, 2001, the Company received a loan and issued a secured convertible Debenture "A" for $1,250,000. Bingo, Inc has subsequently acquired Debenture "A" in its entirety. A current director and officer of the Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo, Inc.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

5.   Debenture payable: (Continued)

Under the terms of the Debenture "A" interest shall accrue on the outstanding principal amount of Debenture "A" at the rate of 12% per annum from the issuance date through April 16, 2003, at which time the interest will become payable.  Thereafter, interest shall accrue and be payable on the first business day of each succeeding quarter through and including April 16, 2006.

The Company has the option to pay all accrued interest in cash, common stock of the Company, or a combination of both cash and common stock.

On April 16, 2004, the holders of Debenture "A" elected to convert the principal into 10,000,000 shares of the Company at a rate of $0.125 per share. In addition, Bingo, Inc. elected on April 16, 2004, to convert the accrued interest of $400,667 (December 31, 2003, $356,694) on Debenture "A" into 2,003,334 shares of the Company at a rate of $0.20 per share. These conversions were in accordance with the amended Debenture "A" agreement.

The common stock issued upon conversion of the Debenture "A" is subject to certain resale restrictions, as defined in Rule 144 of the Securities and Exchange Act of 1933 (the "Exchange Act").

The lenders of Debenture "A" received a total of 12,000,000 common stock purchase warrants, with an exercise price of $0.25 per share, of which 7,200,000 warrants were surrendered for cancellation by the debenture holder during the year ended December 31, 2002, in exchange for unused advertising inventory on the bingo.com website. The remaining 4,800,000 warrants expired unexercised.

The Company accounted for the value of the warrants upon issuance of the Debenture "A" in accordance with APB Opinion No. 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants". Using the Black-Scholes option pricing model, the warrants have an estimated value of $898,394, using the following assumptions: no annual dividend, volatility of 137%, risk-free interest rate of 5.17% and a term of three years. Due to the illiquidity of the Company's shares, a block discount of 40% ($359,357) was applied to this value providing a warrant debenture discount of $539,036, which is amortized to interest expense over five years.

The total effect of the issuance of the warrants relating to Debenture "A" was to increase interest expense by $31,743 in 2004. (2003 - $107,807). At April 16, 2004, the warrant debenture discount of $215,315 remained unamortized. The Company immediately expensed this unamortized warrant debenture discount as interest expense - Warrant - Debenture Discount.

Debenture "B"

On July 2, 2002, the Company issued a convertible debenture for $145,000 of which $50,000 was received from Bingo, Inc. A current director and officer of the Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo, Inc.

Under the terms of Debenture "B", interest accrues on the outstanding principal amount of Debenture "B" at the rate of 12% per annum through July 2, 2004, at which time the interest

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

5.   Debenture payable: (Continued)

will become payable. Thereafter, interest shall accrue and be payable on the first business day of each succeeding quarter through and including July 2, 2006. All principal, accrued but unpaid interest and any other amounts due, are due and payable at maturity on July 2, 2006.

On July 2, 2004, the holders of Debenture "B" elected to convert the principal into 966,667 shares of the Company at a rate of $0.15 per share. In addition, the holders of Debenture "B" elected on July 2, 2004, to convert the accrued interest of $34,895 (December 31, 2003, $26,124) on Debenture "B" into 174,477 shares of the Company at a rate of $0.20 per share. These conversions were in accordance with the amended Debenture "B" agreement.

The common stock issued upon conversion of the Debenture "B" is subject to certain resale restrictions, as defined in Rule 144 of the Securities and Exchange Act of 1933 (the "Exchange Act").

The holders of the Debenture "B" received a total of 580,000 common stock purchase warrants with an exercise price of $0.25 per share. The common stock purchase warrants issued in connection with the Debenture "B" are exercisable for a period of three years from the date of Debenture "B". Using the Black-Scholes model, the warrants have an estimated value of $34,038, using the following assumptions: no annual dividend, volatility of 161%, risk-free interest rate of 1.72% and a term of three years. Due to the illiquidity of the Company's shares, a block discount of 40% ($13,615) was applied to this value providing a warrant debenture discount of $20,423. The estimated discounted value of the warrants will be amortized to interest expense over four years.

The total effect of the issuance of the warrants relating to Debenture "B" was to increase interest expense by $2,582 in 2004. (2003 - $5,106). At July 2, 2004, the warrant debenture discount of $10,183 remained unamortized. The Company immediately expensed this unamortized warrant debenture discount as interest expense - warrant - debenture discount.

6.   Stockholders' equity (deficit):

The holders of common stock are entitled to one vote for each share held.  There are no restrictions that limit the Company' ability to pay dividends on its common stock.  The Company has not declared any dividends since incorporation.  The Company's common stock has a par value of $0.001 per common stock.

(a)  Common stock issuances:

During the year ended December 31, 2004, a consultant to the Company exercised 150,000 stock options at $0.15 per share. There were no Common stock issuances during the year ended December 31, 2003.

(b)  Stock option plans:

(i)  1999 stock option plan:

The Company has reserved a total of 1,895,000 common shares for issuance under its 1999 stock option plan.  The plan provides for the granting of non-qualified stock options to directors, officers, eligible employees and contractors of the Company. The Board of

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

6.   Stockholders' equity (deficit): (Continued)

Directors determines the terms of the options granted, including the number of options granted, the exercise price and their vesting schedule.

As at December 31, 2004, there were a total of 1,100,000 stock options (2003 -600,000 stock options) outstanding at exercise prices ranging from $0.05 to $0.15 per share.

(ii) 2001 stock option plan:

During the year ended December 31, 2001, the Company's Board of Directors adopted the 2001 stock option plan. The Company has reserved a total of 5,424,726 common shares for issuance under the 2001 stock option plan.  The plan provides for the granting of incentive and non-qualified stock options to directors, officers, eligible employees and contractors of the Company. The Board of Directors determines the terms of the options granted, including the number of options granted, the exercise price and their vesting schedule.

As at December 31, 2004, there were a total of 3,225,000 stock options (2004 - 1,4000,000 stock options) outstanding at exercise prices ranging from $0.05 to $0.30 per share. Of the options outstanding at December 31, 2004, a total of 2,825,000 (2003 - 850,000) were issued where 10% vests at the grant date, 15% one year following the grant date and 2% per month starting 13 months after the grant date.  A total of 715,600 (2003 - 307,100) of these common stock purchase options had vested at December 31, 2004.

A summary of stock option activity for the stock option plans for the years ended December 31, 2004 and 2003 are as follows:

	Number of shares	Weighted average exercise price
Outstanding, December 31, 2002	2,700,000	$0.59

Granted (including repriced options)	425,000	0.05
Exercised	-	-
Cancelled/forfeited or repriced	(1,125,000)	0.60
Outstanding, December 31, 2003	2,000,000	$0.47

Granted (including repriced options)	2,950,000	0.11
Exercised	(150,000)	0.15
Cancelled/forfeited or repriced	(475,000)	0.64
Outstanding, December 31, 2004	4,325,000	$0.12

The following table summarizes information concerning outstanding and exercisable stock options at December 31, 2004:

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

6.   Stockholders' equity (deficit): (Continued)

Range of exercise prices per share	Number outstanding	Number exercisable	Expiry date
$0.05	570,000	347,700	July 12, 2007
0.05	300,000	300,000	April 25, 2008
0.05	100,000	47,000	January 12, 2008
0.10	450,000	45,000	January 16, 2009
0.10	100,000	10,000	February 9, 2009
0.10	300,000	300,000	April 16, 2009
0.10	1,200,000	120,000	August 27, 2009
0.15	850,000	625,000	September 23, 2009
0.30	300,000	300,000	September 21, 2006
0.30	155,000	120,900	October 15, 2006
	4,325,000	2,215,600

During the years ended December 31, 2004 and 2003, the Company did not record any non-cash compensation expense relating to the issuance of common stock purchase options to certain employees, officers, and directors of the Company in accordance with FASB 123.

Subsequent to the year ended December 31, 2004, the holders of the Stock options exercised 435,950 stock options for $33,423.

(c)  Warrants:

Warrant "A"

During 2001, the Company issued a total of 12,000,000 stock purchase warrants in connection with the Debenture "A" financing described in note 5.  Each warrant allows the holder to purchase 1 common share at a price of $0.25 per share for a three year period from the date of issuance.

The lenders of Debenture "A" received a total of 12,000,000 common stock purchase warrants, of which 7,200,000 warrants were surrendered for cancellation by the debenture holder during the year ended December 31, 2002, in exchange for unused advertising inventory on the bingo.com website. The remaining 4,800,000 warrants expired unexercised.

Warrant "B"

During 2002, the Company issued a total of 580,000 stock purchase warrants in connection with the Debenture "B" financing described in note 5.  Each warrant allows the holder to purchase 1 common share at a price of $0.25 per share for a three year period from the date of issuance.  The warrants expire on July 2, 2005.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

7.   Commitments:

The Company leases office facilities in Vancouver, British Columbia, Canada under an operating lease agreement that expires on September 29, 2005.  Minimum lease payments under this operating lease are approximately as follows:

2005	$28,469

The Company paid rent expense totaling $32,839 for the year ended December 31, 2004 (2003 - $30,508).

8.   Income taxes:

There was no income tax benefit attributable to losses from United States of America, United Kingdom and Canadian operations for the years ended December 31, 2004 and 2003. The computed benefit differed from the amounts computed by applying the United States of America federal income tax rate of 34 percent and various other rates for other jurisdictions to the pretax losses from operations as a result of the following:

	2004	2003
Computed "expected" tax benefit	$24,358	$80,067
Increase (reduction) in income taxes resulting from income taxes in a other tax jurisdictions	(521)	6,520
Other	(67,541)	(49,211)
Change in taxation rates in other tax jurisdictions	(44,041)	(84,520)
Change in exchange rates	322,946	159,967
Change in valuation allowance	(235,201)	(112,823)
	$-	$-

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are presented below:

	2004	2003
Deferred tax assets:
Net operating loss carry forwards	$3,140,726	$2,905,525

Valuation Allowance	(3,140,726)	(2,905,525)
	$-	$-

The valuation allowance for deferred tax assets as of December 31, 2004 and 2003, was $3,140,726 and $2,905,525, respectively.  The net change in the total valuation allowance for the years ended December 31, 2004 and 2003, was an increase of $235,201 and $112,823, respectively.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those differences become deductible.

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

8.   Income taxes: (Continued)

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in assessing the realizability of deferred tax assets.  In order to fully realize the deferred tax asset attributable to net operating loss carryforwards, the Company will need to generate future taxable income of approximately $6,500,000 in the United States of America and approximately $2,200,000 in Canada prior to the expiration of the net operating loss carryforwards. These net operating loss carryforwards begin expiring in 2007 in Canada and 2019 in the United States of America.

9.   Related party transactions:

We have received a loan of $110,871 (2003 - $147,458) from a current director and officer as at December 31, 2004. This loan has no fixed repayment terms and is non-interest bearing. The proceeds of this loan have been used by us to fund ongoing working capital requirements.

We have received a loan for $46,171 (2003 - $43,400) from a company owned by a current director and officer of the Company. The loan is secured over certain assets that the funds were used to acquire in 2002. Interest accrues on the outstanding amount at the rate of 7% per annum and the interest is included in the balance of the loan.

In addition we have a liability for $113,065 (2003 - $192,068) to a company owned by a current director and officer of the Company for payment of services rendered and expenses incurred by a current director and officer of the Company.

Bingo, Inc. was issued a total of 200,000 common stock purchase warrants in connection with the Debenture "B".  These warrants are exercisable at a price of $0.25 per share for a period of three years from the dates of issuance (July 2, 2002) of Debenture "B". A current director and officer of the Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo, Inc.

Payments made to Bingo, Inc. in relation to the domain name purchase payment totaled $46,343 during the year ended December 31, 2004 (2003 - $35,556).

10. Segmented information:

The Company operates in one reportable business segment, the business of providing games and entertainment based on the game of bingo through its internet portal, bingo.com, supported mainly by selling advertising on the website.  The revenue for the two years ended December 31, 2004, has been derived primarily from advertising business in the United States of America.

Concentrations

      Major customers

The Company has concentrations with respect to the volume of business conducted with several major customers. For the year ended December 31, 2004, the Company made sales of $127,476, $133,000 and $204,000 to three customers, which were in excess of 10% of total sales. For the year ended December 31, 2003, the Company made sales of $115,050

BINGO.COM, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2004 and 2003

10. Segmented information: (Continued)

and $254,000 to two customers, which were in excess of 10% of total sales. These customers to whom sales represent more than 10% of the total sales for the last two years are agencies which represent multiple advertising customers who advertise on the Company's website.

      Equipment

The Company's equipment is located as follows:

Net Book Value	2004	2003

Canada	$42,661	$45,247
Curacao, Netherlands Antilles	76,272	-
	$118,933	$45,247

11. Concentrations of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.  The Company places its cash with high quality financial institutions and limits the amount of credit exposure with any one institution.

The Company has concentrations of credit risk with respect to accounts receivable, as large amounts of its accounts receivable are concentrated geographically in the United States and the United Kingdom amongst a small number of customers. As of December 31, 2004, three customers, totaling $8,945, $14,000 and $17,400 accounted for total accounts receivable greater than 10%. At December 31, 2003, two customers totalling $37,747, and $10,572 accounted for total accounts receivable greater than 10%. The Company controls credit risk through monitoring procedures and receiving prepayments of cash for services rendered.  The Company performs credit evaluations of its customers but generally does not require collateral to support accounts receivable.

12. Subsequent Event

The Board of Directors of the Company decided to merge the wholly-owned subsidiary Bingo.com, Ltd., which is incorporated under the International Business Companies Act of Anguilla, British West Indies, with Bingo.com, Inc.  Bingo.com, Ltd. will be the surviving corporation following the merger. Subsequent to the year ended December 31, 2004, the Company filed a form S-4 with the Securities Exchange Commission requesting approval of the Securities Exchange Commission for the merger to take place. The merger was approved by the Securities Exchange Commission on March 8, 2005, The merger will be effective on April 4, 2005.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On March 26, 2003, the Board of Directors of Bingo.com, Inc. approved the appointment of Dohan and Company, P.A., CPA's,  of Miami, Florida, as our new independent auditors effective March 27, 2003, and the termination of Davidson & Company as the principal accountant engaged to audit our financial statements.  The change in our certifying accountant was due to the Company requiring a United States registered accountant to audit our financial statements, and was approved by our directors, and was not due to any disagreement between us and Davidson.

AVAILABLE INFORMATION

We have filed a registration statement with the U.S. Securities and Exchange Commission, or the SEC, on Form SB-2 to register the shares of our common stock being offered by this prospectus.  In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.  The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services.  Information contained on our website is not incorporated by reference, and should not be considered part of, this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Under the Anguilla International Business Companies Act, an international business company may indemnify any officer or director provided that the person being indemnified has acted honestly and in good faith with a view to the best interests of the Company and in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of the offering are denoted below.  Please note that all amounts are estimates other than the Commission's registration fee.

Securities and Exchange Commission registration fee: $217.80

Federal Taxes                                                            $Nil

State Taxes and Fees                                                 $Nil

Transfer Agent Fees                                                   $1,000.00

Accounting fees and expenses                                     $1,000.00

Legal fees and expenses                                             $20,000.00

Miscellaneous                                                             $5,000.00

TOTAL:                                                                     $27,216.51

We will pay all expenses of the offering listed above from cash on hand.  No portion of these expenses will be borne by the selling shareholders.

RECENT SALES OF UNREGISTERE SECURITIES

On April 14, 2005, we issued 1,339,667 common shares at $0.75 per share to 18 subscribers.  All of these shares were issued under Regulation S.  None of the subscribers who received shares under Regulation S are U.S. Persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c).  Subscribers to the offering under Regulation S acknowledged that the securities purchased must come to rest outside the U.S., and the certificates will contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.

On April 16, 2004, we issued 10,000,000 common shares at $0.125 per share to a former debenture holder.  This issuance of common shares retired $1,250,000 in debt.  Also on April 16, 2004, we issued an additional 2,003,334 common shares at $0.20 per share to retire $400,667 of accrued interest under this debenture.  All of these shares were issued under Regulation S.  None of the subscribers who received shares under Regulation S are U.S. Persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c).  Subscribers to the offering under Regulation S acknowledged that the securities purchased must come to rest outside the U.S., and the certificates will contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.

On July 2, 2004, we issued 966,667 common shares at $0.15 per share to a former debenture holder.  This issuance of common shares retired $145,000 in debt.  Also on July 2, 2004, we issued an additional 174,477 common shares at $0.20 per share to retire $34,895 of accrued interest under this debenture.  All of these shares were issued under Regulation S.  None of the subscribers who received shares under Regulation S are U.S. Persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c).  Subscribers to the offering under Regulation S acknowledged that the securities purchased must come to rest outside the U.S., and the certificates will contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.

On April 15, 2005, we issued 380,000 common shares at a price of $0.25 per share to existing warrant holders.  These shares were issued on exercise of an outstanding warrant which was issued by our company on July 2, 2002. All of these shares were issued under Regulation S.  None of the subscribers who received shares under Regulation S are U.S. Persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c).  Subscribers to the offering under Regulation S acknowledged that the securities purchased must come to rest outside the U.S., and the certificates will contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.

On August 6, 2002, we issued 250,000 common shares at $0.04 per share to our former Chief Executive Officer as compensation under an employment agreement. All of these shares were issued under Regulation S.  The former chief executive officer received the shares under Regulation S and is not a U.S. Persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c).  The former chief executive officer acknowledged that the securities purchased must come to rest outside the U.S., and the certificates will contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.

EXHIBITS

Item 27             Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated October 15, 2004, filed with the Issuer's S-4 on February 23, 2005, incorporated herein by reference.
3.1	Articles of Incorporation, as filed with the Issuer's Form 10-SB (file no. 000-26319) filed on June 9, 1999 incorporated herein by reference
3.2	Articles of Amendment, as filed with the Issuer's Form 10-SB (file no. 000-26319) filed on June 9, 1999 incorporated herein by reference
3.3	Articles of Amendment, as filed with the Issuer's Form 10-SB (file no. 000-26319) filed on June 9, 1999 incorporated herein by reference
3.4	Articles of Amendment, as filed with the Issuer's Form 10-SB (file no. 000-26319) filed on June 9, 1999 incorporated herein by reference
3.5	Articles of Continuance, filed with the Issuer's S-4 on February 23, 2005, incorporated herein by reference.
3.6	Bylaws of Bingo.com, Ltd., filed with the Issuer's S-4 on February 23, 2005, incorporated herein by reference.
4.1	Dissent and Appraisal Rights of the Florida Business Corporations Act, filed with the Issuer's S-4 on February 23, 2005, incorporated herein by reference.
4.2	Form of Dissenter's Appraisal Notice, filed with the Issuer's S-4 on February 23, 2005, incorporated herein by reference.
5.4	Legal Opinion of Clark, Wilson, filed with the Issuer's SB-2 on. May 3, 2005, incorporated herein by reference.
10.1	Regulation S Private Placement Agreement, filed with the Issuer's SB-2 on. May 3, 2005, incorporated herein by reference.
10.2	Debenture B, as filed with the Issuer's Form 10Q on November 14, 2002, incorporated herein by reference.
10.3	Warrant B, as filed with the Issuer's Form 10Q on November 14, 2002, incorporated herein by reference.
10.4	Amended Consultant Agreement with T.M. Williams, as filed with the Issuer's Form10Q on August 14, 2002, incorporated herein by reference.
13.1	Form 10QSB for the period ended March 31, 2004, filed on May 17, 2004, incorporated herein by reference.
13.2	Form 10QSB for the period ended June 30, 2004, filed on August 16, 2004, incorporated herein by reference.
13.3	Form 10QSB for the period ended September 30, 2004, filed on November 15, 2004, incorporated herein by reference.
21	Subsidiaries of the Issuer, filed with the Issuer's SB-2 on. May 3, 2005, incorporated herein by reference.
23	Consent of Dohan and Company, P.A., C.P.A.'s

UNDERTAKINGS

Item 28             Undertakings

(a)        We hereby undertake:

(1)            To file, during any period in which it offers and sells securities, a post-effective amendment to this prospectus to:

(i)         Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)        Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)        Include any additional or changed material information on the plan of distribution.

(2)        For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)        File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on May 16, 2005.

Bingo.com, Ltd.

 /s/ T. M. Williams                                                        /s/ H. W. Bromley

T.M. Williams,                                                              H. W. Bromley,

Chief Executive Officer and Director                             Chief Financial Officer and

                                                                                    Principal Accounting Officer

 /s/ P. A. Crossgrove

P.A. Crossgrove, Director

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature                              Title                                            Date

 /s/ T. M/ Williams                 President, C.E.O.                        May 16, 2005

T.M. Williams                        and Director

 /s/ P. A. Crossgrove               Director                                    May 16, 2005

P.A. Crossgrove

 /s/ H. W. Bromley                   Chief Financial Officer               May 16, 2005

H. W. Bromley                        and Principal Accounting

                                               Officer